UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549




                                  FORM SB-2
                         POST EFFECTIVE AMENDMENT NO. 2




             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                         MEDIAMAX TECHNOLOGY CORPORATION
                      (formerly known as Quiet Tiger, Inc.)


                -----------------------------------------------
                 (Name of small business issuer in its charter)

                     Commission File No. 333-116939


         Nevada                      7372                        77-0140428
--------------------------------------------------------------------------------
(State of incorporation)     (Primary SIC number)          (IRS Employer ID No.)


     668 N. 44th Street, Suite 233, Phoenix, AZ 85008 Telephone 602-267-3800
        ----------------------------------------------------------------
          (Address and telephone number of principal executive offices)

     668 N. 44th Street, Suite 233, Phoenix, AZ 85008 Telephone 602-267-3800
        ----------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

        William O'Neal; 668 N. 44th Street, Suite 233, Phoenix, AZ 85008
                             Telephone 602-267-3855
 ------------------------------------------------------------------------------
           (Name, address and telephone number of agent for service)


                                   Copies to:

                            The O'Neal Law Firm, P.C.
                        Attention: William D. O'Neal,Esq.
                              668 North 44th Street
                                   Suite #233
                             Phoenix, Arizona 85008
                               Ph: (602) 267-3855
                               Fax: (602) 267-7400



Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]



                         CALCULATION OF REGISTRATION FEE


 Title of each                  Proposed         Proposed
 Class of                       Maximum          Maximum           Amount of
Securities to   Amount to be    Offering Price   Aggregate         Registration
be Registered   Registered      per Share (1)    Offering price    Fee (2)
--------------------------------------------------------------------------------
Common Stock       96,290,414            $.125      $12,036,301       $1524.99
--------------------------------------------------------------------------------


     (1) These 96,290,414 shares are to be offered by the selling stockholders. The registration fee for these shares is based on the average of a bid price of $0.115 and an ask price of $0.13 on June 23, 2004 on the OTC Bulletin Board. Reg. 230.457(c).


The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

     (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

                                   PROSPECTUS

                        96,290,414 Shares of Common Stock


                         MEDIAMAX TECHNOLOGY CORPORATION


This is an offering of 96,290,414 shares of common stock by two selling stockholders. The shares are being registered to permit public secondary trading of the shares that are being offered by the selling stockholders named in this prospectus. We will not receive any of the proceeds from the sale of the shares.



The two selling stockholders will offer the 96,290,414 shares from time to time in the over-the-counter market through brokers at fluctuating market prices subject to limitations on affiliates pertaining to the sale of securities.

This investment involves a high degree of risk. See "Risk Factors," in part I of this prospectus. Neither the SEC nor any state securities commission has approved or disapproved these securities, passed upon the adequacy or accuracy of this prospectus, or made any recommendation that you buy or not buy the shares. Any representation to the contrary is a criminal offense.

                            -------------------------

               Our Common Stock trades on the OTC Bulletin Board.
                          Its trading symbol is "QTIG".

                            -------------------------


This prospectus is not an offer to sell or our solicitation of your offer to buy these securities in any jurisdiction where such would not be legal.


The date of this prospectus is April 8, 2005.


This prospectus contains certain "forward-looking statements" which involve substantial risks and uncertainties. When used in this prospectus the forward-looking statements are often identified by the use of such terms and phrases as "anticipates," "believes," "intends," "estimates," "plans," "expects," "seeks," "scheduled," "foreseeable future" and similar expressions. Although we believe the understandings and assumptions on which the forward-looking statements in this prospectus are based are reasonable, our actual results, performances and achievements could differ materially from the results in, or implied by, these forward-looking statements, including those discussed under the caption "Risk Factors."

                         MediaMax Technology Corporation
                          668 N. 44th Street, Suite 233
                             Phoenix, Arizona 85008
                             Telephone 602-267-3800


                                  April 8, 2005

                                TABLE OF CONTENTS




PART I - Summary Information and Risk Factors
 Forward-Looking Statements....................................................3
 Prospectus Summary............................................................5
 The Offering..................................................................7
 Summary of Financial Information..............................................8
 Risk Factors........................................................... ......8
 Use of Proceeds..............................................................13
 Determination of Offering Price..............................................13
 Dilution.....................................................................13
 Selling Security Holders.....................................................13
 Plan of Distribution.........................................................14
 Legal Proceedings............................................................16
 Directors, Executive Officers, Promoters and Control Persons.................16
 Security Ownership of Certain Beneficial Owners and Management...............17
 Description of Securities....................................................19
 Interests of Named Experts and Counsel.......................................20
 Description of Business......................................................20
 Management's Discussion and Analysis or Plan of Operation....................30
 Description of Property......................................................34
 Certain Relationships and Related Transactions...............................35
 Market for Common Equity and Related Shareholder Matters.....................36
 Dividend Policy..............................................................36
 Executive Compensation.......................................................36
 Legal Matters................................................................43
 Experts......................................................................44
 Transfer Agent...............................................................44
 Changes in and Disagreements with Accountants
  on Accounting and Financial Disclosures.....................................44


PART II - Financial  Statements ..............................................45

PART I - SUMMARY INFORMATION AND RISK FACTORS

PROSPECTUS SUMMARY

Industry Background


On February 18, 2005 we filed a Schedule 14C Information Statement announcing that a majority of our stockholders approved our changing the name of Quiet Tiger Inc. to MediaMax Technology Corporation. On March 23, 2005 our Articles of Incorporation were amended with the state of Nevada to state our new name.

MediaMax Technology Corporation, a Nevada corporation is in the business of providing copy control technology to the music and entertainment industry. This industry is generally unpopular with consumers because of their ability to make inexpensive unauthorized copies of entertainment software. The proliferation of illicit copying has resulted in perhaps billions of dollars of lost revenues for industry-wide content owners. The latest data available from the MPAA estimates that the U.S. motion picture industry lost in excess of $3.5 billion in 2003 due to packaged media piracy. Music industry unit ("CD") sales have been falling approximately 10% year-over-year for the past four years, according to the International Federation of Phonographic Industries ("IFPI"). In addition, the International Intellectual Property Alliance ("IIPA") estimated that copyright piracy, not including Internet piracy, around the world inflicts $20-$22 billion in annual losses to the U.S. copyright industries. As technology has become more advanced and efficient, illegal copying activity has increased because of its ease and simplicity.


The music industry is evaluating strategies to stop the recurring sales declines, including CD copy protection and digital rights management technologies that would prevent the copying of music CDs to a PC or CD-R device, or downloading from peer-to-peer networks. The dilemma for the music industry has been to determine if the protection on the CD should override its playability. Since 2000, many developers, including SunnComm International Inc., ("SunnComm"), believed that protection was more important than playability. Through trial and error, developers of copy control technologies have determined that guaranteed playability can only happen when the copy control technology is compliant with the CD Redbook Standard. This Standard is what all playback devices, i.e., CD players, DVD players and computers, conform to in order to play back CD's.

Principal Products or Services and their Markets

We have an Exclusive Distribution Agreement with SunnComm to distribute, market, advertise, and sublicense the SunnComm Products throughout the world. The SunnComm Product that we will begin marketing is a content protection control technology called Media Max M4. The market for Media Max are all major and independent record companies along with their artists which may be concerned over lost revenues to illegal copying. Management believes that approximately 2 billion music CD's are sold annually worldwide. SunnComm currently has an agreement with a major record label and manufacturer to provide the Media Max M4 product upon their demand.

SunnComm contracted with us for its marketing service because it believed it would be cost efficient for marketing experts to devote their full-time efforts in selling their product and informing SunnComm of what the users are demanding. This would also enable SunnComm to be focused on continuing their research and development of future products and upgrades for the marketplace.

Media Max M4 provides cross-platform playability, security and an enhanced visual and listening experience for PC and Mac users. The technology is based on a two session CD wherein the first session is made up of CD-A files and the second session is made of up of compressed WMA files embedded into a versatile multimedia user interface. This technology combines proprietary software components which are installed on the computer along with special markings stored on the CD.

The License Management Technology, "LMT", provides a security platform that is able to monitor and control activity on all CD/DVD drives or burners when it determines that content protection could be compromised. The software is designed to be completely invisible to users, programs and system components. CDs created with the LMT are 100% compatible with standard audio CDs; therefore, playability on any regular CD or DVD device is guaranteed.

In order to identify a Licensee Copy Controlled Disc, the LMT Software will look at certain markers on the disc concerned. Each marker contains multiple values. Values are based on the contents of the disc concerned but encoded using a secret algorithm. Only if the proper values are found, is the disc considered SunnComm protected. To prevent detection issues in the event the disc concerned is scratched, several different markers are stored on different locations of the disc. The disc will be identified if at least one marker has all the proper values. To prevent circumventing the protection using a "magic-marker" on the second session and other issues, all markers are stored very close to (but not part of) the protected audio contents. A user's attempt to mask the markers will most certainly be a difficult task and may cause the user to mask a part of the audio with it. Whether the markers will be copied or not depends on the ripper program and copy mode used. However, since the audio on the copy will already be scrambled, the presence and detection of the markers are not really important.

When the disc is inserted, the auto launch feature will activate the MediaMax M4 program on the second session, which feature is called launchcd.exe. Depending on the DRM license implementation, this program is either activated directly or through another program called autorun.exe. Launched first determines if the LMT Software controls are installed on the computer. If not, or if the disc concerned contains a newer version, it will copy the controls from the disc concerned and will install same. The LMT Software controls consist of two dynamic link libraries. The controls are used by the MediaMax M4 application (which is browser based).

Whenever the LMT Software controls are activated, (i.e. when the second session software is executed), the LMT Software controls will first determine if the content protection device driver is installed on the system. If not, it will extract it from the main LMT Software into a separate file and install it as a standard Windows device driver.

The driver first locates all CDROM devices installed on the computer. Then it will poll each device once per second to determine if a new disc has been inserted. If so, it will read various elements of the disc to determine if it is a MediaMax M4 disc. It is important to note that the driver is completely idle (without any chance to affect the computer), unless an actual MediaMax M4 disc has been detected. Once detected, the driver will insert itself into the communication stream for that drive to prevent any non-authorized activities. While allowing the computer to access the second session without any limitations, the driver will interfere when applications try to access the first session.

When the driver detects that the MediaMax M4 disc is ejected, it will remove itself from the communication stream for that drive and switch back to the polling mode. Several enhancements are currently under development to make it very difficult to locate and/or remove the device drivers.

An additional feature called MusicMail allows the owner of an originally purchased MediaMax protected CD to share music with friends without violating any copyright laws. The owner can invite friends to download songs by using

MusicMail to create and send email messages. The friends can then download the songs by clicking on the links included in the message. The embedded DRM technology will allow the friends to play the song for a limited amount of days or plays.

The customer base for copy protection technology is comprised of the five major music labels (i.e., BMG, EMI, Sony, Universal and Warner) and numerous independent labels which sell approximately 2 billion CD's annually. A market also exists for copy protecting music at music studios where music is originally recorded and pre-release CD's which are promotional copies sent to music stations and promoters.

We believe that today's market prefers playability over protection which its MediaMax M4 technology provides because it is compliant with the CD Redbook Standard.


THE OFFERING

The shares being offered for resale under this prospectus consist entirely of outstanding shares of our common stock held by the selling stockholders identified herein.

Shares of common stock offered by us:   None


Use of proceeds: We will not receive any proceeds from the resale of shares offered by the selling stockholders hereby, all of which proceeds will be paid to the selling stockholders.



Selling stockholders will sell at prevailing market prices as quoted on the Over the Counter Bulletin Board, or privately negotiated prices.




Price per share offered                                    $.125*
Common stock offered by selling stockholders          96,290,414 shares
Common stock outstanding prior to this offering 173,460,992 shares Common stock to be outstanding after the offering 173,460,992 shares

* Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

SUMMARY OF FINANCIAL INFORMATION

The following summary financial information for the periods stated summarizes certain information from our financial statements included elsewhere in this prospectus. You should read this information in conjunction with Management's Plan of Operations and the financial statements and the related notes thereto included elsewhere in this prospectus.



                                 For the year ended     For the year ended
Income Statement                 December 31, 2003      December 31, 2004
                                 ------------------  --------------------------
Revenues                                          -                 $   105,972
Net Loss                                $(1,839,881)                $(1,540,741)
Net Income (Loss) per Share             $      (.03)                $      (.01)

Balance Sheet
Total Assets                            $   111,490                 $ 2,357,061
Total Liabilities                       $   574,670                 $   229,550
Stockholders' Equity (Deficit)          $  (463,180)                $ 2,127,511



RISK FACTORS

The following principal factors make the offering described herein speculative and one of high risk.

We have a limited history of operations.

Our operations are subject to the risks and competition inherent in the establishment of a relatively new business enterprise in a highly competitive field of technology transfer. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including market acceptance of its products and technologies, market awareness, its ability to promptly and accurately recognize a marketable technology or invention, dependability of an advertising and recruiting network, and general economic conditions. There is no assurance that we will achieve its expansion goals and the failure to achieve such goals would have an adverse impact on it.

Continuing operating losses will result in financing requirements.

We will need to raise additional capital through the placement of our securities or from debt or equity financing. If we are not able to raise such financing or obtain alternative sources of funding, management will be required to curtail operations. There is no assurance that we will be able to continue to operate if additional sales of our securities cannot be generated or other sources of financing located.

Future events, including the problems, delays, expenses and difficulties frequently encountered by startup companies may lead to cost increases that could make our source of funds insufficient to fund our proposed operations. We may seek additional sources of capital, including an additional offering of our equity securities, an offering of debt securities or obtaining financing through a bank or other entity. We have not established a limit as to the amount of debt we may incur nor have we adopted a ratio of equity to debt allowance. If we need to obtain additional financing, there is no assurance that financing will be available, from any source, or that it will be available on terms acceptable to us, or that any future offering of securities will be successful. We could suffer adverse consequences if it is unable to obtain additional capital when needed.

Our Plan of Operation may be unsuccessful.

The success of our business in marketing copy protection technology is dependent on the Marketability of copy protection products from SunnComm or the acquisition of additional technologies to enhance marketability. In the event that record labels determined that the benefits of our copy protection technology do not justify the cost of licensing the technology, it may become difficult for us to raise capital to pay its overhead.

Our future acquisition strategy may be unsuccessful.

We expect to continue to rely on acquisitions, joint ventures or licensing agreements as a primary component of our growth strategy. We regularly engage in evaluations of potential target candidates, including evaluations relating to acquisitions that may be material in size and/or scope. There is no assurance that we will continue to be able to identify potentially successful companies that provide suitable acquisition opportunities or that we will be able to acquire any such companies on favorable terms. Also, acquisitions involve a number of special risks including the diversion of management's attention, assimilation of the personnel and operations of the acquired companies, and possible loss of key employees. There is no assurance that the acquired companies will be able to successfully integrate into our existing infrastructure or to operate profitably. There is also no assurance given as to our ability to obtain adequate funding to complete any contemplated acquisition or that any such acquisition will succeed in enhancing our business and will not ultimately have an adverse effect on our business and operations.

We may be unable to finance future contemplated acquisitions.

In transactions in which we agree to make an acquisition for cash, we will have to locate financing from third-party sources such as banks or other lending sources or we will have to raise cash through the sale of our securities. There is no assurance that such funding will be available to us when required to close a transaction or if available on terms acceptable to us.

We  have  had  and  may  have  more  significant   transactions   with  SunnComm
International Inc.

We  have  engaged  in  a  significant   number  of  transactions  with  SunnComm
International Inc. and its wholly owned subsidiary Project 1000, Inc., which are affiliated with us.


We are affiliated with SunnComm International Inc. and its wholly owned subsidiary Project 1000, Inc. ("SunnComm"), which collectively own approximately 43% of our voting stock as of February 18, 2005.

On May 3, 2002 we acquired a "Digital Content Cloaking Technology(TM)" known as MediaCloQ from SunnComm in exchange for 23,837,710 of our restricted common shares.

On March 4, 2004, we acquired an Exclusive Marketing Agreement for SunnComm's optical media enhancement and control technologies by the issuance of 64,000,000 shares of our common stock. We also satisfied a $304,581 debt to SunnComm by issuing an additional 10,152,704 of our common shares.

On March 30, 2004 we entered into a non-binding letter of intent to merge with SunnComm International Inc. on a proposed 1 for 1 exchange ratio subject to certain conditions.

Because we are currently in negotiations to merge with SunnComm, there can be no assurance that negotiations between the two companies concerning the pricing of or concerning other matters will, or can be, conducted in an arm's-length manner or that the result of such negotiations will be as advantageous to us as they could have been but for the affiliated relationship with SunnComm.

We are dependent on our management team.

Our success depends largely on the skills of certain key management, in particular our President, William H. Whitmore, Jr. We do not have employment agreements with our executive officers, key management or other employees and, therefore, they could terminate their employment at any time without penalty. We do not maintain key person life insurance policies on any of our employees. The loss of one or more of our key employees, particularly Mr. Whitmore, could seriously harm our business. We may not be able to recruit personnel to replace these individuals in a timely manner, or at all, on acceptable terms.

Failure to attract, train and retain skilled managers and other personnel could increase costs or limit growth.

A change in labor market conditions that either further reduces the availability of employees or increases significantly the cost of labor could have a material adverse effect on our business, financial condition and results of operations. Our business growth is dependent upon our ability to attract and retain qualified research personnel, administrators and corporate management. There is no assurance that we will be able to employ a sufficient number of qualified trained personnel in order to achieve our growth objectives.

Successful marketing will require customer support.

Ongoing future success will depend on our ability to provide adequate software support and maintenance services to our customers or to contract for such services. As we market new applications or upgrades to run on new platforms, it is important that our business is not disrupted as a result of inadequate support from SunnComm.

Potential Domestic and Foreign Government Restrictions could affect our sales revenue.

Federal and state law makers are continually discussing passing laws that may restrict the use of the internet. Such laws, if passed, could impact our business and intellectual property rights. In addition, consumer rights advocates are challenging the Digital Millennium Copyright Act of 1998.

In the event orders are obtained for copy protection outside of the United States of America, foreign governments may impose restrictions on importation of programming, technology or components from the U.S.A. In addition, the laws of some foreign countries may not protect our intellectual property rights to the same extent, as do the laws of the U.S.A., which may increase the risk of unauthorized use of our technology.

Economic Losses may result from future litigation.

Litigation may be necessary in the future. Although we are an exclusive sales agent for SunnComm, we may incur legal costs or economically suffer if SunnComm's patents, trademarks or copyrights are challenged, invalidated or circumvented. Others may develop technologies that are similar or superior to the SunnComm's technologies or design around its patents and patent pendings. Effective intellectual property protection may be unavailable or limited in some foreign countries.

Our competitors or future competitors may offer more cost-effective products.

A number of competitors and potential competitors may be developing similar and related music copy protection systems. SunnComm's technology may not achieve or sustain market acceptance, or may not meet, or continue to meet, the demands of the music industry. It is possible that there could be significant consumer resistance to audio copy protection, as consumers may feel that they are entitled to copy audio CDs. It is not clear what the reaction of the major music labels would be to any consumer resistance. If the market for music CD copy protection fails to develop, or develops more slowly than expected, or the products being marketed do not achieve or sustain market acceptance or if there is consumer resistance to the technology, the business would be harmed. If we can't compete successfully against competitive technologies that may be developed in the future the business will be harmed. Generally, it requires a substantial time and resource effort to bring and be able to both recognize a commercially successful technology or invention at an early stage and conduct a successful marketing campaign to sell this technology or invention. There is no assurance that all or any of SunnComm's product development efforts will result in commercially viable final products.


The products being marketed by us may become obsolete.

Patent review is usually a lengthy, tedious and expensive process that may take months or, perhaps, several years to complete. With the current rate of technology development and its proliferation throughout the world, SunnComm's inventions may become commercially obsolete.


The future issuance of our common shares may dilute our investors share value.

Our Certificate of Incorporation authorizes the issuance of 350,000,000 shares of common stock and 50,000,000 shares of preferred stock. The future issuance of all or part of the remaining authorized common or preferred stock may result in substantial dilution in the percentage of our common stock held by our existing stockholders. Moreover, any common stock issued in the future may be valued on an arbitrary basis by us. The issuance of our shares for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by investors, and might have an adverse effect on any trading market for our common stock.


Penny stock regulations may affect our trading volume and share price.

There is no way to predict a price range within which our common stock will trade. We expect trading to commence on the OTC Bulletin Board at a price less than $5 a share. Accordingly, our common stock, initially at least, would be subject to the rules governing "penny stocks."

A "penny stock" is any stock that:

1.   sells for less than $5 a share, and

2. is not listed on an exchange or authorized for quotation on the NASDAQ Stock Market, and

3. is not a stock of a "substantial issuer." We are not now a "substantial issuer" and cannot become one until we have net tangible assets of at least $5 million, which we do not currently have.

There are statutes and regulations of the Securities and Exchange Commission (the "Commission") that impose a strict regimen on brokers that recommend penny stocks.

The Penny Stock Suitability Rule

Before a broker-dealer can recommend and sell a penny stock to a new customer who is not an institutional accredited investor, the broker-dealer must obtain from the customer information concerning the person's financial situation, investment experience and investment objectives. Then, the broker-dealer must "reasonably determine" (1) that transactions in penny stocks are suitable for the person and (2) that the person, or his advisor, is capable of evaluating the risks in penny stocks.

After making this determination, the broker-dealer must furnish the Customer with a written statement setting forth the basis for this suitability Determination. The customer must sign and date a copy of the written statement and return it to the broker-dealer.

Finally the broker-dealer must also obtain from the customer a written agreement to purchase the penny stock, identifying the stock and the number of shares to be purchased.

The above exercise delays a proposed transaction. It causes many broker-dealer firms to adopt a policy of not allowing their representatives to recommend penny stocks to their customers.

The Penny Stock Suitability Rule, described above, and the Penny Stock Disclosure Rule, described below, do not apply to the following:

     1.   transactions not recommended by the broker-dealer,

     2.   sales to institutional accredited investors,

     3. sales to "established customers" of the broker-dealer - persons who either have had an account with the broker-dealer for at least a year or who have effected three purchases of penny stocks with the broker-dealer on three different days involving three different issuers, and

     4. transactions in penny stocks by broker-dealers whose income from penny stock activities does not exceed five percent of their total income during certain defined periods.

The Penny Stock Disclosure Rule

Another  Commission  rule  - the  Penny  Stock  Disclosure  Rule  -  requires  a broker-dealer, who recommends the sale of a penny stock to a customer in a transaction not exempt from the suitability rule described above, to furnish the customer with a "risk disclosure document." This document includes a description of the penny stock market and how it functions, its inadequacies and shortcomings, and the risks associated with investments in the penny stock market. The broker-dealer must also disclose the stock's bid and ask price information and the dealer's and salesperson's compensation related to the proposed transaction. Finally, the customer must be furnished with a monthly statement including prescribed information relating to market and price information concerning the penny stocks held in the customer's account.

Effects of the Rule

The above penny stock regulatory scheme is a response by the Congress and the Commission to known abuses in the telemarketing of low-priced securities by "boiler shop" operators. The scheme imposes market impediments on the sale and trading of penny stocks. It has a limiting effect on a stockholder's ability to resell a penny stock. Our shares likely will trade below $5 a share on the OTC Bulletin Board and be, for some time at least, shares of a "penny stock" subject to the trading market impediments described above.

USE OF PROCEEDS

All proceeds from the sale of the 96,290,414 shares of common stock offered herein will go to the selling security holders for their own personal use after the payment of any brokerage commissions.


On October 21, 2004, SunnComm International, Inc. distributed a total of 23,879,049 MediaMax Technology Corporation common shares under this Prospectus to its shareholders of record at September 30, 2004. All shareholders of SunnComm International, Inc. that received MediaMax Technology Corporation common shares were listed at Exhibit 99.1 to MediaMax Technology Corporation's Post-Effective Amendment Number 1 filed on December 20, 2004. SunnComm does not intend to make any further distributions of MediaMax Technology Corporation shares to its shareholders.


DETERMINATION OF OFFERING PRICE

The determination of the price of the shares in this offering solely for the purpose of calculating the registration fee pursuant to Rule 457 and it is not an indication of our actual value. Therefore, the offering price bears no relationship to our book value, assets or earnings, or to any other recognized measure of value and it should not be regarded as an indicator of any future market price of the securities. Each of the selling security holders proposes to sell the shares offered herein through broker-dealers at prevailing market prices.

DILUTION

Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering.

THE SELLING SECURITY HOLDERS


There are two selling stockholders of the 96,290,414 shares of common stock who are also affiliates of MediaMax Technology Corporation offered hereby.


The following table sets forth the names of the selling stockholders and for each selling shareholder the number of shares of common stock beneficially owned as of June 24, 2004, and the number of shares being registered. The selling stockholders have furnished all information with respect to share ownership. The shares being offered are being registered to permit public secondary trading of the shares and each selling shareholder may offer all or part of the shares owned for resale from time to time. A selling shareholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is a selling shareholder obligated to sell all or any portion of the shares at any time. Therefore, no estimate can be given as to the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the selling stockholders upon termination of the offering made hereby.

The  following  table  provides as of June 24, 2004,  information  regarding the
beneficial   ownership  of  our  common  stock  held  by  each  of  the  selling stockholders, including:

     1.   The number of shares owned by each prior to this offering;

     2.   The total number of shares that are to be offered for each;

     3. The total number of shares that will be owned by each upon completion of the offering;

     4.   The percentage owned by each; and

     5. The identity of the beneficial holder of any entity that owns the shares.

To the best of our knowledge, the named parties in the table that follows are the beneficial owners and have the sole voting and investment power over all shares or rights to the shares reported. In addition, the table assumes that the selling stockholders do not sell shares of common stock not being offered through this prospectus and do not purchase additional shares of common stock. The column reporting the percentage owned upon completion assumes that all shares offered are sold, and is calculated based on 173,460,992 shares outstanding on June 24, 2004.




Selling       Beneficial    Shares of       Shares of         Shares of      Percent of     Percent of
Stockholders  Owners        Common Stock    Common Stock to   Common Stock   Common Stock   Common Stock
                            Owned Prior to   be Offered for   Owned After    Owned Before   Owned After
                            Offering         Sale             the Offering   the Offering   the Offering
---------------------------------------------------------------------------------------------------------
See (1)         (1)        74,152,704        74,152,704        74,152,704        43.74%         42.74%
See (2)         (1)        22,137,710        22,137,710        22,137,710        12.76%         12.76%
TOTAL

(1)  SunnComm International Inc.
(2)  Project 1000,  Inc., a wholly owned  subsidiary  of SunnComm  International
     Inc.


PLAN OF DISTRIBUTION


The 96,290,414 shares being offered by the selling stockholders may be sold or distributed from time-to-time by the selling stockholders or their transferees directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents or may acquire shares as principals. On October 21, 2004, SunnComm International, Inc. distributed a total of 23,879,049 MediaMax Technology Corporation common shares under this Prospectus to its shareholders of record at September 30, 2004. All shareholders of SunnComm International, Inc. that received MediaMax Technology Corporation common shares were listed at
Exhibit 99.1 to MediaMax Technology Corporation's Post-Effective Amendment Number 1 filed on December 20, 2004.

Further sales or distributions may be made at prevailing market prices, at prices related to such prevailing market prices, or at variable prices negotiated between the sellers and purchasers that may vary. The distribution of the shares may be effected in one or more of the following methods:


     --ordinary brokerage transactions, including long or short sales,

     --transactions  involving  cross or block  trades,  or otherwise on the OTC
          Bulletin Board,

     --purchases  by  brokers,   dealers,  or  underwriters  as  principals  and
          subsequent resales by the purchasers for their own accounts pursuant to this prospectus,

     --sales "at the market" to, or through, market makers or into an existing market for the shares,

     --sales not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

     --transactions involving options, swaps, or other derivatives, whether exchange-listed or otherwise, or

     --transactions involving any combination of the foregoing or any other legally available means.

In addition, a selling shareholder may enter into hedging transactions with one or more broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling shareholder. A selling shareholder may also enter into option or other transactions with one or more broker-dealers requiring the delivery of the shares by such broker-dealers with the possibility that such shares may be resold thereafter pursuant to this prospectus.

A broker, dealer, underwriter, or agent participating in the distribution of the shares may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or purchasers of the shares for whom such person may act as an agent, to whom such person may sell as principal, or both; and such compensation as to a particular person may be in excess of customary commissions. The selling stockholders and any broker-dealers acting in connection with the sale of the shares being registered may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933 (the "Securities Act"), and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. We know of no existing arrangements between any of the selling stockholders and any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation.

Although we will receive no proceeds from the sale of shares pursuant to this prospectus, we have agreed to bear the costs and expenses of the registration of the shares, including legal and accounting fees, and such costs and expenses are estimated to be approximately $24,600.

We have informed the selling stockholders that while they are engaged in a distribution of the shares included in this prospectus they will be required to comply with certain anti-manipulative rules contained in Regulation M under the Exchange Act. With certain exceptions, Regulation M prohibits any selling shareholder, any affiliated purchaser, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

We have been advised that the selling security holders understand the prospectus delivery requirements for sales made pursuant to this Prospectus and that, if there are changes to the stated plan of distribution or if additional information as noted above is needed, a post-effective amendment with current information would need to be filed before offers are made and no sales could occur until such amendment is declared effective.


On October 21, 2004, SunnComm International, Inc. distributed a total of 23,879,049 MediaMax Technology Corporation common shares under this Prospectus to its shareholders of record at September 30, 2004. All shareholders of SunnComm International, Inc. that received MediaMax Technology Corporation common shares are listed at Exhibit 99.1.



LEGAL PROCEEDINGS


Neither MediaMax Technology Corporation nor any of its property is the subject of any pending or threatened judicial proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages of the current directors and executive officers of the MediaMax Technology Corporation, the principal offices and positions with MediaMax Technology Corporation held by each person and the date such person became a director or executive officer of the MediaMax Technology Corporation. Each serves until the next annual meeting of stockholders.

Names of Executive                                  Date of          Date of
Officers and Directors    Age Position              Appointment      Resignation
------------------------ ---- --------------------- ---------------- -----------

William H. Whitmore, Jr.   45  CEO & Director       May 3, 2002   April 10, 2003
                                                    Jan. 16, 2004          N/A

Albert A. Golusin (1)      50  Secretary,Treasurer, January 5, 2001        N/A
                                and Director

Scott S. Stoegbauer        50  Vice President       March 3, 2004          N/A

Wade P. Carrigan (1),(2)   47  Director             May 3, 2002            N/A

(1) Member of Audit Committee at December 31, 2004
(2) Mr. Carrigan became the C.E.O. on April 10, 2003 and resigned as C.E.O on January 16, 2004.

William H. Whitmore, Jr., has worked with SunnComm Technologies from January 2001 to the present. He previously served as Executive Vice President for Ekid Network, Inc., a media content company for children from September 1999 to January 2001. While in this position, Mr. Whitmore managed all aspects of administration, technical development and marketing for the company, which produced educational animated software that enabled children to use the Internet safely. Concurrently, he was the representative for the investment group that funded this project and numerous other business models. Mr. Whitmore managed an extensive portfolio that included restaurants, real estate and one-stop Internet ventures. Prior to joining Ekid Network, Mr. Whitmore was the Vice President of Operations for TCBG from 1977 to August 1999, a manufacturer and marketer of unique products for the children's beverage market. In his role as Vice President of Operations he worked closely with the production and marketing team managing all aspects of product development, purchasing and procurement, shipping and receiving, logistics, customer service and administration. On April 10, 2003 Mr. Whitmore resigned from the company in order to devote his full time effort to SunnComm Technologies. On January 16, 2004, Mr. Whitmore became the Chief Executive Officer and joined the board of directors.

Albert A. Golusin has been a Certified Public Accountant since 1981. He worked with the public accounting firms of Grant Thornton & Company, C.P.A's and Kenneth Leventhal & Company, C.P.A.'s from 1979 through 1994. From 1985 to 1992, Mr. Golusin was the Controller of a public company called N-W Group, Inc. that later became Glenayre Electronics. He was responsible for managing a $40 million cash portfolio, managing the accounting department and preparing the financial statements for reporting to the Securities Commissions in the U.S.A. and Canada. From 1993 to the present, Mr. Golusin has consulted to publicly traded companies or companies preparing to become publicly traded. He received a B.S. in accounting from Brigham Young University in December 1978. He currently serves as the Chief Financial Officer and Director of SunnComm which publicly trades on the pink sheets under the symbol "SCMI.

Scott Stoegbauer became the Vice President of Sales and Marketing for the us during March 2004. Prior to joining us he worked as an independent consultant designing, implementing and managing Internet/Intranet environments as well as consulting in technical marketing areas such as direct marketing, on-line advertising and on-line Internet marketing. He worked at Worldata in Boca Raton, Florida from 1990 through part of 2003. In 1994, as Vice President of Technology for the company, he developed and marketed some of the earliest and most innovative Internet and eCommerce marketing systems. He was subsequently promoted to a Senior Vice President where he helped create one of the first on-line marketing and sales organizations in the country.

Wade P. Carrigan currently is the Chief Financial Officer of Roberts Enterprises, Inc., a livestock brokerage and investment company, and has served as such since 1991. He was previously a commercial loan officer for Valley National Bank specializing in Agribusiness Finance. Currently he owns and operates Wade Co. Investments, a commodity investment company focused on feeder cattle, live cattle, oil and natural gas. 17



SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 18, 2005, certain information with respect to the beneficial ownership of the our common stock by (i) each director and officer of MediaMax Technology Corporation, (ii) each person known by us to be the beneficial owner of 5% or more of the outstanding shares of common stock, with such person's address, and (iii) all of the directors and executive officers as a group. Unless otherwise indicated, the person or entity listed in the table is the beneficial owner of the shares and has sole voting and investment power with respect to the shares indicated.

Name of Beneficial Owner                     Shares beneficially
or Name of Officer or Director                    Owned (1)           Percent
------------------------------            -------------------         -------

William H. Whitmore, Jr., CEO                  4,106,000                 2.1
668 N. 44th Street, Suite 233
Phoenix, AZ. 85008

Albert A. Golusin, Secretary and Treasurer     6,734,341 (2)             3.7
668 N. 44th Street, Suite 233
Phoenix, AZ. 85008

Scott Stoegbauer, V.P. Sales & Marketing         318,666 (3)             0.2
668 N. 44th Street, Suite 233
Phoenix, AZ. 85008

Wade P. Carrigan, Director                     6,131,415                 3.4
P.O. Box 1908
Gilbert, AZ. 85299

SunnComm                                      78,661,199 (4)            43.0
668 N. 44th Street, Suite 248
Phoenix, AZ. 85008

JTM Investments l, L.P.                       13,395,476 (5)             7.3
2213 Midvale Terrace
Henderson, NV. 89074


All officers and directors as a
group (4 persons)                             17,290,422 (6)             9.5

1. All securities are owned directly and beneficially unless otherwise noted. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days of February 18, 2005 are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity.

2. Includes 43,663 shares of common stock underlying presently exercisable options.

3. Includes 249,999 shares of common stock underlying presently exercisable options.

4. Amounts shown include shares held by Project 1000, Inc. which is a wholly owned subsidiary and shares personally owned by the directors of SunnComm, excluding Mr. Golusin.

5. Includes 500,000 shares of common stock underlying presently exercisable warrants.

6. Includes 293,662 shares of common stock underlying presently exercisable options.

DESCRIPTION OF SECURITIES

We are authorized to issue 350 million shares of Common Stock,$0.001 par value and 50 million shares of Preferred Stock, $0.001 par value. At March 31, 2005, we had 182,594,325 common shares outstanding of which all were fully paid and non-assessable.

On June 24, 2004, we registered 10,000,000 shares for our 2004 Employees and Consultants Stock Compensation Plan on Form S-8 Registration Statement under the Securities Act of 1933. As of March 31, 2005, a total of 700,000 shares had been issued under the plan to a consultant for legal and consulting services.

Common Stock

Voting Rights. Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Shares of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the shareholder votes eligible to vote and voting for the election of the Board of Directors can elect all members of the Board of Directors. A majority of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of the stockholders.

Dividend Rights. Holders of record of shares of Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefore.

Liquidation Rights. Upon any liquidation, dissolution or winding up of the corporation, our stockholders are entitled to receive pro rata all of the assets of the corporation available for distribution after distributions are made to the holders of our Preferred Stockholders.

Preemptive Rights. Our common stockholders do not have any preemptive rights to subscribe for or to purchase any of our un-issued stock, obligations or other securities.

Registrar and Transfer Agent. Our registrar and transfer agent is First American Stock Transfer, 706 E. Bell Rd. # 202, Phoenix, Arizona 85022.

Preferred Stock

We are also authorized to issue 50 million shares of Preferred Stock, $0.001 par value. No shares of Preferred Stock have been issued.

The Preferred Stock in one or more series thereof shall have such voting powers designations, preferences and rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors.

Common Stock Option Plan

We have adopted our 1997 Statutory and Non-Statutory Incentive Stock Option Plan ("Plan") which authorizes us to grant incentive stock options within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended, and to grant nonstatutory stock options. The Plan relates to a total of 623,753 shares of common stock. Options relating to 293,662 shares have been issued and are outstanding and all are presently exercisable expiring October 30, 2007 or 90 days after the resignation of the officer. No options were granted in 2002 or 2003. The options are exercisable at $.56 per share. The outstanding options must be exercised within 10 years from the date of grant and no later than three months after termination of employment or service as a director, except that any optionee who is unable to continue employment or service as a director due to total and permanent disability may exercise such options within one year of termination and the options of an optionee who is employed or disabled and who dies must be exercised within one year after the date of death.

The Plan requires that the exercise prices of options granted must be at least equal to the fair market value of a share of common stock on the date of grant, provided that for incentive options if an employee owns more than 10% of our outstanding common stock then the exercise price of an incentive option must be at least 110% of the fair market value of a share of our common stock on the date of grant, and the maximum term of such option may be no longer than five years. The aggregate fair market value of common stock, determined at the time the option is granted, for which incentive stock options become exercisable by an employee during any calendar year is limited to $100,000.

The Plan is to be administered by our Board of Directors or a committee thereof which determines the terms of options granted, including the exercise price, the number of shares of common stock subject to the option, and the terms and conditions of exercise. No option granted under the Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by such optionee.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No "Expert" or "Counsel" as defined by Item 509 of Regulation S-B promulgated pursuant to the Securities Act of 1933, whose services were used in the preparation of this Form SB-2 was hired on a contingent basis or will receive a direct or indirect interest in our common or preferred stock.

DESCRIPTION OF BUSINESS

Business Development


MediaMax Technology Corporation amended its Articles of Incorporation and changed its name from Quiet Tiger, Inc. on March 23, 2005. It was previously known as Fan Energy, Inc. ("Fan") and was originally formed as an Idaho corporation in the early 1900s. A majority of our shareholders of record on January 21, 2003 voted to amend our Articles of Incorporation from Fan Energy, Inc. to Quiet Tiger, Inc. and to change the authorized common shares to 350,000,000 and the authorized preferred shares to 50,000,000 as described in an information statement filed on Form 14C with the Securities and Exchange Commission on January 22, 2003. We filed with the Secretary of State of Nevada a Certificate of Amended Articles of Incorporation on February 18, 2003. On or about February 20, 2003 our trading symbol was changed to QTIG.


Our predecessor was not successful in the exploration of mining properties. In 1988 our predecessor was merged into a newly-formed Nevada Corporation named Eastern Star, Inc. and it was inactive thereafter, with no assets or liabilities through the end of 1996. In early 1997, the corporation was reactivated when the holder of a majority of the outstanding common stock transferred control of the inactive corporation. The transferee elected new directors and officers and caused us to effect a 10-into-1 reverse stock split. Our name was changed to Fan Energy Inc. in December 1997. On December 24, 2001, we effected another reverse stock split of one new common share for each fifteen pre-consolidated shares. On June 28, 2002, we effected a forward stock split of 9.3563 shares for 1 share.

Effective with the change in control and reactivation during 1997, our stockholders approved a plan of informal quasi reorganization. Pursuant to the plan, our accumulated deficit of $504,648, as of the date of reorganization, was eliminated and charged to additional paid-in capital as defined by Statement of Financial Accounting Standards (SFAS) No. 7 and was considered a development stage company effective January 1, 1997. During the years 1998 through 2000 we were known as Fan Energy Inc. and were engaged in the development, exploration and acquisition of oil and natural gas reserves in the western United States. Our principal activities during 1998 through 2000 were the raising of capital through the sale of our securities, acquiring undivided minority interests in two oil and natural gas exploratory prospects in California for cash and common stock and one prospect in Wyoming, and commencing the drilling of exploratory and development wells on these properties. During 1999 through 2001 revenue from oil and gas production was received from two wells. On December 1, 2001 we agreed to sell all of our assets related to the oil and natural gas industry to an entity controlled by one of our directors. The transaction was deemed effective December 1, 2001, and included all of our undivided interests in producing natural gas wells and adjacent acreage in California and our undivided interest in oil and gas leaseholds, geophysical exploratory data and other nominal assets. Following the transaction, we had no interest in any oil or natural gas assets of any nature. The buyer assumed all of the our obligations to pay approximately $13,500 in outstanding liabilities relating to the oil and natural gas properties transferred and any future contingent liabilities including well closure, remediation and clean-up, and surrendered 236,331 restricted shares of our common stock owned of record and beneficially by the director. The deemed value of the shares received was $75,777 and we recorded a loss on the transaction of $91,415. The disinterested members of our Board of Directors, following an independent evaluation of the properties, approved the transaction unanimously. The transaction concluded our involvement in the oil and gas business segment. Furthermore, we have no intention to become involved in the oil and gas business at any future time.

On January 8, 2001, we acquired plant, equipment and other assets, including specialized manufacturing equipment, manufacturing set-ups, real estate lease, fixtures and related equipment and other property with an estimated fair value of at least $3.8 million from four independent sellers. In consideration for the acquisition of assets, we issued 12,007,252 shares of our restricted common stock to the sellers. The equipment valuation was determined by a discounted cash flow of projected operating income using a maximum cost of funds of 20% per annum. This was further supported by an independent expert's valuation opinion of the replacement value of the equipment. In determining the amount of the consideration for the assets, the parties estimated the present fair market value of all such assets to be equivalent to approximately $.32 per common share issued. Also on January 8, 2001, we sold 2,027,198 shares of restricted common stock to one of the sellers for $650,000, of which $600,000 was paid by a secured note. The assets acquired by us constituted plant, equipment and other physical property intended to be used in the manufacture of 3.5-inch micro floppy disks. None of the assets were previously used in such a business by the sellers.

On May 3, 2002, we acquired from Project 1000 Inc. "P1", a wholly owned subsidiary of SunnComm Technologies, Inc., "Digital Content Cloaking Technology(TM)", known as MediaCloQ or MediaMaker ("P1 Technology"), which is a set of methodologies that are designed to work together to thwart illegal copying or ripping of optical media that complies to IEC 90608 Redbook standards. Each of the methodologies used is meant to work toward defeating the various software products currently available on the market today that are used for the purpose of making illegal copies of CDs or of individual audio tracks.

The Assets include, but are not limited to, P1`s proprietary property which includes all English and foreign language, all commercial and non-commercial, and all present and future versions thereof, and all required and/or relevant P1 Documentation, Intellectual Property Rights and other proprietary rights therein, and Derivatives thereof that are required and/or relevant to the development of current and future versions. We issued 23,837,710 restricted common shares to P1 for the P1 Technology resulting in a change of control of the registrant. The P1 Technology was recorded by us at P1's cost.

At December 31, 2003, we impaired all of its MediaCloQ technology for $674,629 because we determined that it could not be sold due to its inability to work on all DVD players. We also impaired our floppy disk burnishing equipment $900,000; thus reducing its value to $100,000 which we believed was the market value of the equipment at December 31, 2003. On December 31, 2004 we completely impaired the floppy disk burnishing equipment.


On March 18, 2005, we reached a definitive agreement with DarkNoise to transfer only intellectual property and select equipment including inventions, pending patents, research and development and property relating to current joint development initiatives. We plan to further develop the technology in order to ensure effectiveness and compatibility with MediaMax. We intend to share the research and development to date and the intellectual property with SunnComm and one of its strategic technology partners in the academic community, which specializes in audio processing and music engineering.

Once developed and integrated, the Agreement requires us to undertake sales and marketing of the product. DarkNoise will receive a 25% royalty on the incremental net revenues generated by the inclusion of the technology with the product or products being marketed by us at that time.

On March 4, 2004 the written consent, of a majority of our disinterested outstanding common shares of record at February 4, 2004, became effective to approve the issuance of 10,152,704 restricted common shares at a fair value of $.03 per share to SunnComm Technologies, Inc., "SunnComm", for $304,581 of debt incurred for cash advances and administrative and overhead expenses previously charged to us and to approve the issuance of 64,000,000 restricted common shares at a fair value of $.03 per share for a total consideration of $1,920,000 to SunnComm and the assumption of a $110,000 outstanding debt due to a consultant for an Exclusive Marketing Agreement with its commercial copy protection technology on CD's and all of its continuing upgrades. The Agreement provides us with approximately 40% to 50% of the revenues derived from all existing licensing agreements held by SunnComm for the technology and requires Media Max Technology Corporation to advance $138,000 a month against future royalties and an additional $12,000 for services being provided by SunnComm. The first such payment was made on March 31, 2004. The Exclusive Marketing Agreement gives us the exclusive marketing rights for SunnComm's optical media enhancement and control technologies. Under the terms of the Exclusive Marketing Agreement, we must pay for all of its sales and marketing costs and SunnComm must pay for all of its development and upgrade costs. SunnComm also agreed to indemnify us against consumer complaints and product related litigation.

On March 30, 2004 we entered into a non-binding letter of intent to merge with SunnComm International Inc. on a proposed 1 for 1 exchange ratio subject to certain conditions. The conditions included in the letter of intent are as follows ("Buyer" is the registrant; "Seller" is SunnComm):

     a. the condition that the financial advisor of Buyer, The Robins Group, LLC, shall have delivered to the Board of Directors of Buyer a report which indicates to the satisfaction of Buyer's Board of Directors that the Exchange Ratio is fair to Buyer and its stockholders from a financial point of view; and
     b. the condition that it must appear to both parties that the necessary audits of Seller can be completed within the requisite period of time to allow for timely and complete, required filings of Buyer to be made with the SEC; and
     c. the condition that the Seller shall have engaged Tim Gay & Associates, P.C. to render, and such firm shall have commenced work on, an independent Fairness Opinion on the Exchange Ratio and merger; and
     d. the condition that the Seller shall not have declared a dividend or otherwise distributed any of its registered common shares of the Buyer to its shareholders as a partially liquidating dividend between the date of execution of this Letter of Intent and the date of execution of the Definitive Agreement.


b. BUSINESS OF MEDIAMAX TECHNOLOGY CORPORATION

Industry Background


We are in the business of providing copy management and protection technology to the music and entertainment industry. This industry is generally unpopular with consumers because of their ability to make inexpensive unauthorized copies of entertainment software. The proliferation of illicit copying has resulted in perhaps billions of dollars of lost revenues for industry-wide content owners. The latest data available from the MPAA estimates that the U.S. motion picture industry lost in excess of $3.5 billion in 2003 due to packaged media piracy. Music industry unit ("CD") sales have been falling approximately 10% year-over-year for the past four years, according to the International Federation of Phonographic Industries ("IFPI"). In addition, the International Intellectual Property Alliance ("IIPA") estimated that copyright piracy, not including Internet piracy, around the world inflicts $20-$22 billion in annual losses to the U.S. copyright industries. As technology has becomes more advanced and efficient, illegal copying activity has increased because of its ease and simplicity.

The music industry is evaluating strategies to stop the recurring sales declines, including CD copy protection and digital rights management technologies that would prevent the copying of music CDs to a PC or CD-R device, or downloading from peer-to-peer networks. The dilemma for the music industry has been to determine if the protection on the CD should override its playability. Since 2000, many developers, including SunnComm, believed that protection was more important than playability. Through trial and error, developers of copy control technologies have determined that guaranteed playability can only happen when the copy control technology is compliant with the CD Redbook Standard. This Standard is what all playback devices, i.e., CD players, DVD players and computers, conform to in order to play back CD's.

Principal Products or Services and their Markets for Copy Management and Protection Technology

We have an Exclusive Distribution Agreement with SunnComm to distribute market, advertise, and sublicense the SunnComm Products throughout the world. The

SunnComm Product that we will begin marketing is a content protection control technology called Media Max M4. The market for Media Max is all major and independent record companies along with their artists which may be concerned over lost revenues to illegal copying. We believe that approximately 2 billion music CD's are sold annually worldwide. SunnComm currently has an agreement with a major record label and manufacturer to provide the Media Max M4 product upon their demand.

SunnComm contracted with us for its marketing service because it believed it would be cost efficient for marketing experts to devote their full-time efforts in selling their product and informing SunnComm of what the users are demanding. This would also enable SunnComm to be focused on continuing their research and development of future products and upgrades for the marketplace.

Media Max M4 provides cross-platform playability, security and an enhanced visual and listening experience for PC and Mac users. The technology is based on a two session CD wherein the first session is made up of CD-A files and the second session is made of up of compressed WMA files embedded into a versatile multimedia user interface. This technology combines proprietary software components which are installed on the computer along with special markings stored on the CD.

The License Management Technology, "LMT", provides a security platform that is able to monitor and control activity on all CD/DVD drives or burners when it determines that content protection could be compromised. The software is designed to be completely invisible to users, programs and system components. CDs created with the LMT are 100% compatible with standard audio CDs; therefore, playability on any regular CD or DVD device is guaranteed.

In order to identify a Licensee Copy Controlled Disc, the LMT Software will look at certain markers on the disc concerned. Each marker contains multiple values. Values are based on the contents of the disc concerned but encoded using a secret algorithm. Only if the proper values are found, is the disc considered SunnComm protected. To prevent detection issues in the event the disc concerned is scratched, several different markers are stored on different locations of the disc. The disc will be identified if at least one marker has all the proper values. To prevent circumventing the protection using a "magic-marker" on the second session and other issues, all markers are stored very close to (but not part of) the protected audio contents. A user's attempt to mask the markers will most certainly be a difficult task and may cause the user to mask a part of the audio with it. Whether the markers will be copied or not depends on the ripper program and copy mode used. However, since the audio on the copy will already be scrambled, the presence and detection of the markers are not really important.

When the disc is inserted, the auto launch feature will activate the MediaMax M4 program on the second session, which feature is called launchcd.exe. Depending on the DRM license implementation, this program is either activated directly or through another program called autorun.exe. Launched first determines if the LMT Software controls are installed on the computer. If not, or if the disc concerned contains a newer version, it will copy the controls from the disc concerned and will install same. The LMT Software controls consist of two dynamic link libraries. The controls are used by the MediaMax M4 application (which is browser based).

Whenever the LMT Software controls are activated, (i.e. when the second session software is executed), the LMT Software controls will first determine if the content protection device driver is installed on the system. If not, it will extract it from the main LMT Software into a separate file and install it as a standard Windows device driver.

The driver first locates all CDROM devices installed on the computer. Then it will poll each device once per second to determine if a new disc has been inserted. If so, it will read various elements of the disc to determine if it is a MediaMax M4 disc. It is important to note that the driver is completely idle (without any chance to affect the computer), unless an actual MediaMax M4 disc has been detected. Once detected, the driver will insert itself into the communication stream for that drive to prevent any non-authorized activities. While allowing the computer to access the second session without any limitations, the driver will interfere when applications try to access the first session.

When the driver detects that the MediaMax M4 disc is ejected, it will remove itself from the communication stream for that drive and switch back to the polling mode. Several enhancements are currently under development to make it very difficult to locate and/or remove the device drivers.

An additional feature called MusicMail allows the owner of an originally purchased MediaMax protected CD to share music with friends without violating any copyright laws. The owner can invite friends to download songs by using MusicMail to create and send email messages. The friends can then download the songs by clicking on the links included in the message. The embedded DRM technology will allow the friends to play the song for a limited amount of days or plays.

The customer base for copy protection technology is comprised of the four major music labels (i.e., Sony-BMG, EMI, Universal and Warner) and numerous independent labels which sell approximately 2 billion CD's annually. A market also exists for copy protecting music at music studios where music is originally recorded and pre-release CD's which are promotional copies sent to music stations and promoters.

We believe that today's market prefers playability over protection which its MediaMax M4 technology provides because it is compliant with the CD Redbook Standard.

Product Status and Distribution Methods for Copy Management and Protection Technology

In May 2002, we acquired the MediaCloQ technology from SunnComm. MediaCloQ was designed by prioritizing security over playability which resulted in it not complying with the CD Redbook Standard.

During 2002 and 2003, we purposely kept MediaCloQ off the market until it was able to define a marketing plan. We anticipated a plan that could involve selling MediaCloQ in conjunction with MediaMax M4 or establishing a marketing team to sell MediaCloQ as a stand alone product. During the fourth quarter of 2003, we determined from discussions with major record labels that they believed the MediaMax M4 technology would address their needs with some enhancements and that there was no identifiable market for MediaCloQ. The primary basis for their decision was that it was not compliant with the CD Redbook Standard which could result in class action consumer law suits in the USA.

As a result of the discussions, we completely impaired MediaCloQ during the fourth quarter of 2003 and entered into an Exclusive Distribution Agreement for MediaMax M4 during the first quarter of 2004.

We believe that MediaMax M4 is currently marketable and could be enhanced if necessary to meet specific demands of a significant customer. A licensing agreement is already in place with a major record label for the MediaMax M4 technology and is generating modest revenues without significant consumer complaints.

In conjunction with the Exclusive Distribution Agreement we hired William H. Whitmore, Jr. to be our Chief Executive Officer and to plan and implement a Marketing Strategy for MediaMax M4. Prior to being hired, Mr. Whitmore was the President of SunnComm and was responsible for marketing its products.

MediaMax M4 is under a licensing agreement in place with an international CD manufacturer for the music industry. The agreement gives the manufacturer the right to manufacture, distribute, sell, retain and permit its facilities to license the MediaMax M4 technology to fulfill its customer orders. It also is under a software licensing agreement with a company that believes it can sell MediaMax M4 concurrently with its anti-CD burning technology. These agreements along with its licensing agreement with a major record label automatically provide distribution for the MediaMax M4 technology.

Competition for Copy Management and Protection Technology

The most significant competitor known to SunnComm and us for copy protection of music is Macrovision Corporation. Macrovision is a large conglomerate with approximately $386 million in assets of which $169 million are current assets. A large part of its business involves copy protection of videos, music and pay per view satellite and cable broadcasts. Its Music Technology group generated approximately $4.6 million in revenue during 2003.

Macrovision   is  actively   involved  in  developing   and  marketing   various
technologies to meet the needs of emerging music delivery systems such as downloading and streaming via the Internet, as well as technologies to prevent the unauthorized copying of music CDs. Its current products (CDS-100(TM), CDS-200(TM), and CDS-300(TM)) provide music labels with the following capabilities:

     1. First session copy protection, which inhibits the ability to copy music to a PC for subsequent redistribution on Internet based file sharing services;

     2. Encrypted second session music files that can play on the PC, as long as the CD is in the PC CD/DVD-ROM drive; and

     3. DRM technology that enables the second session music files to be copied to a personal computer hard disk and be managed/played via Windows Media Player and controls (at the copyright owner's option) subsequent transfer to portable devices, CD-Rs, and the Internet.

Macrovision claims the CDS-100 and CDS-200 solutions have been used on over 200 million music CDs worldwide through 2003. Of the total number of copy protected CDs produced worldwide, approximately 60% were distributed in the Asia Pacific region (principally Japan), 35% in Western Europe, and 5% in North America, South America, and the rest of the world combined. The CDS-300 product was released in January 2004 and currently is being tested by all the major music labels. Macrovision's method of competition for protecting music CDs commenced by combining technologies that are the subject of patents developed internally, patents acquired from Midbar Tech (1998) Ltd. in November 2002 and patents acquired from TTR Technologies, Inc. in May 2003.

In January 2003, Microsoft announced the release of its WMDST with a second session DRM solution that can be deployed independent of Macrovision's solutions. The announcement included SunnComm as the first company to integrate a third party music CD copy protection technology with Microsoft's WMDST. We believe that SunnComm uses technology that is competitive with Macrovision's CDS-100 and CDS-200 technologies.

SunnComm proved its competitive position during May 2003 when it entered into a copy control technology agreement with one of the four largest record companies to license its copy-control technology for releases in the U.S.A. and internationally.

SunnComm's method of competition is to provide a copy control technology that does not interfere with the music on the protected CD and is compliant with the CD Redbook Standard. This method differs from its competitors which try to create more effective copy control technologies by affecting the music on the protected CD.

Suppliers and Customers for Copy Management and Protection Technology

We do not require raw materials for the creation of our intellectual property and plans of acquisition.

During February 2004, we entered into an exclusive marketing agreement with SunnComm to license its audio copy management and protection technologies. We plan to commence a marketing campaign to independent labels which, if successful, will avoid dependence on one or a few major customers. We estimate that the independent labels comprise approximately one-third of the entire copy protection market.

Patents and Trademarks for Copy Management and Protection Technology

Not Applicable

Government Regulations for Copy Management and Protection Technology

There are no current government regulations or environmental compliance issues affecting our business in its current stage of development.

During June 2002, SunnComm's President, Peter Jacobs, was invited to appear before the U.S. House of Representatives Oversight Subcommittee on Digital
Rights  Management.  Mr.  Jacobs  delivered a summary of  SunnComm's  opinion on protecting digital intellectual property rights which can be viewed at www.sunncommm.com

We believe that we will have continuing opportunities to present our opinions for copy control technologies to the U.S. House of Representatives.

Research and Development for Copy Management and Protection Technology

We do not conduct research and development on audio copy management and protection technologies. In the event that we acquire a technology which may need further research and development work, we plan to contract such work with

SunnComm, which is active in research and development in audio copy management and protection technologies and continues to upgrade its existing technologies.


We plan to incur expenditures for integrating the technology of DarkNoise with Media Max M4. Once developed and integrated, the Agreement with DarkNoise requires us to undertake sales and marketing of the product. DarkNoise will receive a 25% royalty on the incremental net revenues generated by the inclusion of the technology with the product or products being marketed by the us at that time.


Employees for Copy Management and Protection Technology

As of the date of this report, we had two full-time employees involved in the sales of MediaMax M4 and one part time employee.

c. NARRATIVE DESCRIPTION OF FLOPPY DISK EQUIPMENT

On January 8, 2001, we acquired plant, equipment and other assets, including specialized manufacturing equipment, manufacturing set-ups, real estate lease, fixtures and related equipment and other property with an estimated fair value of at least $3.8 million from four independent sellers. In consideration for the acquisition of the assets, we issued 12,007,252 shares of restricted common stock to the sellers. The equipment valuation was determined by a discounted cash flow of projected operating income using a maximum cost of funds of 20% per annum. This was further supported by an independent expert's valuation opinion of the replacement value of the equipment. In determining the amount of consideration for the assets, the parties estimated the present fair market value of all such assets to be equivalent to approximately $.32 per share issued.

Principal Products or Services and their Markets for Floppy Disk Equipment

The floppy disk equipment does not assemble floppy disks from raw materials. It burnishes floppy disks while still within the clam shell that are considered rejects because of their inability to record a sufficient amount of data. After a reject disk is burnished or polished by the machinery within the clam shell, the disk is able to record data in accordance with industry standards.

The principal service offered by the floppy disk equipment is the burnishing. The service could be marketed to manufacturers of floppy disks that have a large inventory of reject disks that have no market for them. These manufacturers could be willing to sell and ship their reject inventories at prices sufficiently low to enable our floppy disk manufacturing equipment burnish them and them then sell them to wholesalers.

Product Status and Marketing Strategy for Floppy Disk Equipment

During 2001, we were unable to attract profitable orders along with the capital necessary to put the manufacturing plant into a profitable operation. A customized special order was processed during the fourth quarter of 2001 generating $56,094 of gross revenue.

During the second quarter of 2002, the floppy disk equipment was put into storage on a month to month lease agreement. While in storage, Management seriously evaluated two potential acquisition candidates that were willing to assist in the set up and operation of the floppy disk equipment if orders were obtained to process. Management was unable to come to terms with both candidates or obtain any orders for the plant during 2002; consequently, the equipment remained in storage.

During 2003, Management learned from wholesalers that the floppy disk market was in a severe decline and significant orders were unavailable. Due to the lack of capital and marketing expertise, Management decided during the second quarter of 2003 to sell the floppy disk equipment but had not developed a plan of liquidation.

During the fourth quarter of 2003, we continued to seek interested buyers for the equipment and impaired the value of the floppy disk burnishing equipment to its estimated fair value of approximately $100,000. During the year ended December 31, 2004 the equipment was fully impaired.

Competition for Floppy Disk Equipment

There are approximately six floppy disk manufacturers worldwide that produce significant volumes. Most of the competitors are adequately capitalized to fulfill orders quickly and efficiently.

During 2001 through 2003 we were unable to attract any significant orders in order to put the plant into a profitable operation.

Suppliers and Customers for Floppy Disk Equipment

Because the equipment has state of the art burnishers that enable the polishing of a disk while still intact with the disk housing or cookie shell, the equipment can format and certify disks with an error rate less than two percent. Standard burnishers and disk certifiers experience error rates of approximately fifteen per cent.

The believed economic advantage to us was that certain manufacturers of floppy disks would seek a market for disks rejected in their manufacturing process that could be burnished by our equipment.

During 2001 through 2003 we were unable to attract any significant orders or customers in order to put the plant into profitability.

Patents and Trademarks for Floppy Disk Equipment

We do not hold any patents or trademarks pertaining to the disk manufacturing equipment.

Government Regulations for Floppy Disk Equipment

There are no current government regulations or environmental compliance issues affecting our disk manufacturing business at its current stage of development.

Research and Development for Floppy Disk Equipment

We did not conduct any research and development during 2001 through 2003 pertaining to the disk manufacturing operation.


Number of Employees for Floppy Disk Equipment

None.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION


In the following discussion we are providing an analysis of our financial condition and the Plan of Operation during the next twelve months. This discussion should be read in conjunction with our financial statements and the notes thereto. Certain matters discussed below are based on potential future circumstances and developments, which we anticipate or expect, but which cannot be assured. Such forward-looking statements include, but are not limited to, our plans to acquire additional copy protection technology systems from SunnComm and establish a marketing team and customer support center for those products. We also have decided to sell the floppy disk production equipment but do not have a specific plan of liquidation as of the date of this report. We also will continue to search for potential acquisitions that are revenue generating that we believe could enhance their profitability if we were involved in the management of their operation. The actual results which we achieve in our operations could differ materially from the matters discussed in the forward-looking statements.


Plan of Operation

a. Overview

We did not generate any revenues during the years ended 2002 and 2003.

During January 2004, our directors received a proposal from SunnComm to purchase an exclusive marketing agreement for all of its copy protection technology and future upgrades and revisions. Our directors reviewed the sales projections for Media Max M4 along with their proposal and believed that the acquisition price of the Exclusive Marketing Agreement was fair.

Our directors provided the projections and the proposed deal from SunnComm to a majority of our disinterested stockholders for their approval instead of seeking an independent third party valuation on the proposal. On February 4, 2004, we received the written consent from a majority of disinterested outstanding common shares and filed a Form 14C with the Securities and Exchange Commission to disclose the arrangement.

On March 4, 2004 the written consent, of a majority of our disinterested outstanding common shares of record at February 4, 2004 became effective to approve the issuance of 10,152,704 restricted common shares at a fair value of $.03 per share to SunnComm Technologies, Inc., "SunnComm", for $304,581 of debt incurred for cash advances and administrative and overhead expenses previously charged to us and to approve the issuance of 64,000,000 restricted common shares at a fair value of $.03 per share for a total consideration of $1,920,000 to SunnComm and the assumption of a $110,000 outstanding debt due to a consultant for an Exclusive Marketing Agreement with its commercial copy protection technology on CD's and all of its continuing upgrades. The Agreement provides us with approximately 40% to 50% of the revenues derived from all existing licensing agreements held by SunnComm for the technology and requires us to advance $138,000 a month against future royalties and an additional $12,000 for services being provided by SunnComm.


On March 18, 2005, we reached a definitive agreement with DarkNoise to transfer only intellectual property and select equipment including inventions, pending patents, research and development and property relating to current joint development initiatives. We plan to further develop the technology in order to ensure effectiveness and compatibility with MediaMax. We intend to share the research and development to date and the intellectual property with SunnComm and one of its strategic technology partners in the academic community, which specializes in audio processing and music engineering.

Once developed and integrated, the Agreement requires us to undertake sales and marketing of the product. DarkNoise will receive a 25% royalty on the incremental net revenues generated by the inclusion of the technology with the product or products being marketed by us at that time.

On March 30, 2004 MediaMax Technology Corporation, the Buyer, entered into a non-binding letter of intent to merge with SunnComm International Inc., the Seller, on a proposed 1 for 1 exchange ratio. The parties intend to enter into a definitive merger agreement, provided that certain conditions are met. The conditions are as follows:

     a. the condition that the financial advisor of Buyer, The Robins Group, LLC, shall have delivered to the Board of Directors of Buyer a report which indicates to the satisfaction of Buyer's Board of Directors that the Exchange Ratio is fair to Buyer and its stockholders from a financial point of view; and
     b. the condition that it must appear to both parties that the necessary audits of Seller can be completed within the requisite period of time to allow for timely and complete, required filings of Buyer to be made with the SEC; and
     c. the condition that the Seller shall have engaged Tim Gay & Associates, P.C. to render, and such firm shall have commenced work on, an independent Fairness Opinion on the Exchange Ratio and merger; and
     d. the condition that the Seller shall not have declared a dividend or otherwise distributed any of its registered common shares of the Buyer to its shareholders as a partially liquidating dividend between the date of execution of this Letter of Intent and the date of execution of the Definitive Agreement.



Media Max M4 technology enables record labels, artists, CD replicators and duplicators as well as online music providers to protect, enhance and manage their music assets. This is achieved by adding layers of copy management and enhancement technologies to the CD or electronically delivered files. This results in limiting the unauthorized uploading and copying of original music while, at the same time, allowing those purchasing SunnComm protected media to legally play, move and share the music using MusicMail functionality. The overall functionality of MediaMax M4 allows CD buyers to make authorized copies of music on their computer or make a copy of the original CD for their own personal use. They are also able to listen to the music on their PCs or transport the content to portable listening devices. All of these features are available through SunnComm's secure proprietary multimedia user interface.

DarkNoise's technology inserts data into digital audio files that is inaudible as long as the file is played as is. But the nature of the inserted data is such that most types of conversion or compression, as happens when ripping a song to MP3 or other unsecured file sharing formats, will cause it to produce very audible distortion in the resulting output. It's analogous to certain ink techniques for printed documents that are nearly invisible but become highly visible on photocopies of the document, thereby making it clear that the document is not an original. The data that DarkNoise inserts also acts as a watermark that stores a unique content ID and is very difficult to remove from the file.

These two technologies are extremely compatible and can be seamlessly integrated because DarkNoise is an underlying security layer that can further strengthen and secure the existing Media Max M4 systems.

At December 31, 2003, we impaired all of our MediaCloQ technology for $674,629 due to the determination that it could not be sold due to its inability to work on all DVD players. We also impaired our floppy disk burnishing equipment by $900,000; thus reducing its value to $100,000 which we had estimated as the market value of the equipment During the year ended December 31, 2004 the floppy disk burnishing equipment was fully impaired.


b. Marketing Strategy and Employees

Our plan of operation for the year 2004 is to market Media Max M4 and acquire compatible copy protection technology that could enhance the marketability of Media Max M4. We currently have two full time employees, William H. Whitmore, Jr. as our Chief Executive Officer and Scott Stoegbauer as our Vice President of Sales and Marketing. Additional employees may be hired as needed during 2004. Administrative assistance is provided by SunnComm in addition to the services of Albert Golusin who serves as a part-time Chief Financial Officer.



On March 18, 2005, we reached a definitive agreement with DarkNoise to transfer only intellectual property and select equipment including inventions, pending patents, research and development and property relating to current joint development initiatives. We plan to further develop the technology in order to ensure effectiveness and compatibility with the MediaMax copy protection product. We intend to share the research and development to date and the intellectual property with SunnComm and one of its strategic technology partners in the academic community, which specializes in audio processing and music engineering.

Once developed and integrated, the Agreement requires us to undertake sales and marketing of the product. DarkNoise will receive a 25% royalty on the incremental net revenues generated by the inclusion of the technology with the product or products being marketed by us at that time.


The marketing strategy is identical with or without DarkNoise. We are in the technology business and will always be vetting new and innovative approaches to enhance and strengthen our position in the industry. Technologies similar to DarkNoise will constantly be explored and integrated into the product line if they have merit and make sense.

The strategy will capitalize on all marketing channels ranging from print ads to leading edge interactive, online campaigns. Specific marketing & sales programs allowing us to quickly expand beyond our core audience are being established and implemented through key industry contacts as well as industry known, reputable vendors and service providers. This marketing strategy coupled with the support of the SunnComm team of professionals is the key formula to fuel these programs.

We are dedicated to becoming the world-leading supplier of anti-piracy and media enhancement technologies to the audio, video, and digital media markets by expanding the inroads that SunnComm has developed throughout the U.S. music industry. Our two employees along with key consultants are pursuing client relationships around the world to enable the eventual sale of content protection of both manufactured CD products as well as electronic media distributed via the Internet.

OVERVIEW

Results of Operations:


Comparison of Year Ended December 31, 2004 and 2003


During the first quarter of 2004 we were no longer considered a development stage company As a result of revenue generated during the quarter and anticipated recurring revenue under the exclusive marketing agreement with SunnComm. We generated $105,972 during 2004 from our exclusive licensing agreement with SunnComm.

We did not generate any revenue during 2003. Our objective during that year was to obtain orders for the floppy disk refurbishing equipment in order to attract investment capital and to register a consultants stock compensation plan in a registration statement on Form S-8 in order to attract consultants to assist in our corporate structuring and evaluation of potential acquisition candidates.

As a consequence of our inability to attract capital and business for floppy disk refurbishing, we impaired the floppy disk refurbishing equipment by $900,000 during 2003 and the remaining $100,000 during 2004 which left the equipment fully impaired.

During 2003 we fully impaired a copy protection technology called Mediacloq which we had purchased from SunnComm during May 2002. We determined that we could not market the product in the USA to record companies because of its inability to play on DVD players. We also were informed by consultants that our marketing efforts would probably be unsuccessful outside of the USA. This decision led us to enter into an exclusive licensing agreement during February 2004 with SunnComm for their new copy protection technology, called MediaMax.

We capitalized the exclusive marketing agreement with SunnComm for $2,028,260 based upon the fair value of our common stock which was issued and began amortizing it during the second quarter of 2004 on a straight line basis over five years. Amortization expense each quarter on the marketing agreement was $101,443 and totaled $304,329 for the year ended December 31, 2004. Depreciation expense on office furniture and equipment was $1,134 during 2004.

General and administrative expenses during 2004 were $1,241,083 compared to $260,501 during 2003. The significant increase was primarily due to the compensation expense required to pay employees for marketing the MediaMax product.

During 2004, our officers were paid a fair value of $334,000 in 11,050,000 restricted shares of common stock and $249,223 in cash. We also paid SunnComm an administrative support fee during 2004 which totaled $120,000. Consultants were paid $306,130 with 10,000,000 restricted common shares and $6,130 of cash for services pertaining to marketing and acquisition analysis. Travel and direct marketing costs were $94,429. Our legal and auditing costs were $42,262 to continue to meet our reporting requirements to the Securities and Exchange Commission. Our office rent during 2004 was $50,463 and telephone expense was $8,751. The remaining $35,825 was for office expenses incurred during the year.

General and administrative expenses incurred during 2003 was for expenses to continue to meet our reporting requirements to the Securities and Exchange Commission and consulting expenses pertaining to corporate structure and the marketing of the floppy disk refurbishing equipment and Mediacloq.

LIQUIDITY AND CAPITAL RESOURCES:


During the first quarter of 2004 we entered into an Exclusive Marketing Agreement with SunnComm International Inc. to sell its MediaMax technology. The agreement requires us to advance $138,000 a month in cash against future royalty payments in order to maintain the exclusivity. We have advanced a total of $263,981 against future royalties as of December 31, 2004.

During the first quarter of 2004 we also entered into an MOU with DarkNoise Technologies . On March 18, 2005, we reached a definitive agreement with DarkNoise to transfer only intellectual property and select equipment including inventions, pending patents, research and development and property relating to current joint development initiatives. We plan to further develop the technology in order to ensure effectiveness and compatibility with the MediaMax copy protection product. We intend to share the research and development to date and the intellectual property with SunnComm and one of its strategic technology partners in the academic community, which specializes in audio processing and music engineering.

Once developed and integrated, the Agreement requires us to undertake sales and marketing of the product. DarkNoise will receive a 25% royalty on the incremental net revenues generated by the inclusion of the technology with the product or products being marketed by us at that time. As of March 31, 2005, we had paid DarkNoise $70,000 in cash in relation to the acquisition and capitalized $30,000 of consulting fees incurred for evaluating the acquisition.

During 2004, we raised $800,000 in private placements for 20,740,476 restricted common shares and eliminated $527,432 of debt by issuing 17,337,738 restricted common shares. We paid for our exclusive marketing agreement with 64,000,000 restricted common shares and set up an equity line of credit for 3,333,333 restricted common shares.

At December 31, 2004, we had working capital of $85,271 which is not sufficient working capital to fund our planned operations during the next twelve months. We believe that we will receive sufficient capital from investors and product sales to support operations during the next twelve months. We anticipate that the capital requirements the next twelve months will require that additional cash be raised from external sources. We believe that this requirement will be met by cash equity and debt investments.




DESCRIPTION OF PROPERTIES

On March 1, 2003, we entered into a three year lease for class A office space in Phoenix, Arizona with escalating monthly rental payments every year starting at $3,254 per month during the first year and ending with $3,550 per month in the last year. Under the terms of the lease we are required to pay operating costs in excess of the base year 2002 and its pro rata share of property taxes.

In January 2001, we purchased media production and factory equipment with the capacity to produce six million 3.5-inch floppy disks per month. Also acquired were leasehold improvements and a lease in Reno, Nevada for office and industrial space for the equipment. The lease was mutually terminated with the landlord during the second quarter of 2002.

Title to Properties

Media Production Equipment

The media production equipment and assets acquired by us during January 2001 constitute all of the real, personal, intangible and intellectual property necessary for the us to engage in the 3.5 inch Micro Floppy Disk finish manufacturing business. During 2003, SunnComm filed a UCC1 on the equipment as security for cash advances and overhead provided to us. On March 4, 2004, we issued SunnComm 10,152,704 of our restricted common shares as full payment for the debt incurred to SunnComm during 2003. We are in discussions with SunnComm regarding the removing the UCC1 filing in conjunction with our obligation under the Exclusive Marketing Agreement. Once the lien is removed we will hold all of the equipment free and clear of restrictions on, or conditions to, transfer or assignment, and are free and clear of rights of way, covenants, conditions or restrictions.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


RELATED PARTY TRANSACTIONS

On February 2, 2004, we issued 1,169,616 restricted common shares to directors and officers for reimbursement of cash advances of $35,088.


On March 4, 2004 the written consent, of a majority of our disinterested outstanding common shares of record at February 4, 2004, became effective to approve the issuance of 10,152,704 restricted common shares at a fair value of $.03 per share to SunnComm Technologies, Inc., "SunnComm", for $304,581 of debt incurred for cash advances and administrative and overhead expenses previously charged to us and to approve the issuance of 64,000,000 restricted common shares at a fair value of $.03 per share for a total consideration of $1,920,000 to SunnComm and the assumption of a $110,000 outstanding debt due to a consultant for an Exclusive Marketing Agreement with its commercial copy protection technology on CD's and all of its continuing upgrades. The Agreement provides us with approximately 40% to 50% of the revenues derived from all existing licensing agreements held by SunnComm for the technology and requires MediaMax Technology Corporation to advance $138,000 a month against future royalties and an additional $12,000 for services being provided by SunnComm. The first such payment shall be made on March 31, 2004. The Exclusive Marketing Agreement gives us the exclusive marketing rights for SunnComm's optical media enhancement and control technologies. Under the terms of the Exclusive Marketing Agreement, we must pay for all of its sales and marketing costs and SunnComm must pay for all of its development and upgrade costs. SunnComm also agreed to indemnify us against consumer complaints and product related litigation.


At June 24, 2004 SunnComm owned a total of 96,290,414 of our common shares comprising approximately 56% ownership of all common shares outstanding.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         a. Market Information

On April 25, 2002, we received a trading symbol (FNEY) and began trading on May 14, 2002 on the OTC Bulletin Board On approximately February 20, 2003 our trading symbol was changed to QTIG. The following table sets forth, for the periods indicated, the reported high and low split adjusted closing prices for our common stock.

                     2002                      Low                   High
             First Quarter                     N/A                   N/A
             Second Quarter                    $.01                  $.01
             Third Quarter                     $.01                  $.01
             Fourth Quarter                    $.01                  $.03

                     2003
             First Quarter                     $.01                  $.09
             Second Quarter                    $.01                  $.02
             Third Quarter                     $.01                  $.02
             Fourth Quarter                    $.01                  $.06


                     2004
             First Quarter                     $.03                  $.14
             Second Quarter                    $.07                  $.14
             Third Quarter                     $.06                  $.12
             Fourth Quarter                    $.04                  $.07

                       2005
             First Quarter                     $.03                  $.13



Our common stock is quoted on the OTC Bulletin Board ("QTIG") of the National Association of Securities Dealers, Inc. (the "NASD"). There was no established market for such shares until the fourth quarter of 2003. There can be no assurance that any such market will ever continue or be maintained. Any market price for shares of our common stock is likely to be very volatile, and numerous factors beyond our control may have a significant effect. Broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of our common stock in any market that may continue.


b. Holders


As of February 18, 2005, we had 181,894,325 shares of common stock outstanding, held by approximately 500 stockholders of record.



c. Dividends

We have never declared or paid cash dividends on our common stock and anticipate that future earnings, if any, will be retained for development of our business.


d. Securities Authorized for Issuance under Equity Compensation Plans



Plan catagory          Number of securities           Weighted - average     Number of securities
                       to be issued upon              exercise price of      remaining available for future
                       exercise of outstanding        outstanding options,   issuance under equity
                       opinions, warrants and rights  warrants and rights    compensation plans (excluding
                                 (a)                         (B)             securities reflected in column (a))
                                                                                             (c)
 --------------------  -----------------------------  ---------------------  ------------------------------------
Equity Compensation                              --                      --                                   --
plans approved by
security shareholders
-----------------------------------------------------------------------------------------------------------------
Equity Compensation
plans not approved by
security shareholders                         43,663                  $0.56                               580,090
-----------------------------------------------------------------------------------------------------------------
Total                                         43,663                  $0.56                               580,090
=================================================================================================================

In July 1997 we adopted our 1997 Statutory and Nonstatutory Incentive Stock Option Plan (the Plan) allowing for the issuance of incentive stock options and nonstatutory stock options to purchase an aggregate 623,753 shares of common stock to directors, officers, employees and consultants of MediaMax Technology Corporation. The Plan is administered by the Board of Directors.

On June 24, 2004, we registered 10,000,000 shares for our 2004 Employees and Consultants Stock Compensation Plan on Form S-8 Registration Statement under the Securities Act of 1933. As of March 31, 2005, a total of 700,000 shares had been issued under the plan to a consultant for legal and consulting services.

e. Recent Sales Of Unregistered Securities; Use Of Proceeds From Registered Securities


All securities sold in the past three years through December 31, 2004 have been reported in previous quarterly filings on Form 10-QSB and annual filings on Form 10-KSB. We did not issue any unregistered securities subsequent to December 31, 2004.

                             EXECUTIVE COMPENSATION


The following table sets forth the names and ages of the current directors and executive officers of MediaMax Technology Corporation, the principal offices and positions with MediaMax Technology Corporation held by each person and the date such person became a director or executive officer of MediaMax Technology Corporation. Each serves until the next annual meeting of stockholders.

Names of Executive                                  Date of        Date of
Officers and Directors    Age  Position             Appointment    Resignation
------------------------ ---- --------------------- ------------   -------------

William H. Whitmore, Jr.  45  CEO & Director       May 3, 2002    April 10, 2003
                                                   Jan. 16, 2004          N/A

Albert A. Golusin (1)     50  Secretary,Treasurer, January 5, 2001        N/A
                                and Director

Scott S. Stoegbauer       50  Vice President       March 3, 2004          N/A

Wade P. Carrigan (1),(2)  47  Director             May 3, 2002            N/A

(1) Member of Audit Committee at December 31, 2002
(2) Mr. Carrigan became the C.E.O. on April 10, 2003 and resigned as C.E.O on January 16, 2004.

William H. Whitmore, Jr., has worked with SunnComm Technologies from January 2001 to the present. He previously served as Executive Vice President for Ekid Network, Inc., a media content company for children from September 1999 to January 2001. While in this position, Mr. Whitmore managed all aspects of administration, technical development and marketing for the company, which produced educational animated software that enabled children to use the Internet safely. Concurrently, he was the representative for the investment group that funded this project and numerous other business models. Mr. Whitmore managed an extensive portfolio that included restaurants, real estate and one-stop Internet ventures. Prior to joining Ekid Network, Mr. Whitmore was the Vice President of Operations for TCBG from 1977 to August 1999, a manufacturer and marketer of unique products for the children's beverage market. In his role as Vice President of Operations he worked closely with the production and marketing team managing all aspects of product development, purchasing and procurement, shipping and receiving, logistics, customer service and administration. On April 10, 2003 Mr. Whitmore resigned from the company in order to devote his full time effort to SunnComm Technologies. On January 16, 2004, Mr. Whitmore became the Chief Executive Officer and joined the board of directors.

Albert A. Golusin has been a Certified Public Accountant since 1981. He worked with the public accounting firms of Grant Thornton & Company, C.P.A's and Kenneth Leventhal & Company, C.P.A.'s from 1979 through 1994. From 1985 to 1992, Mr. Golusin was the Controller of a public company called N-W Group, Inc. that later became Glenayre Electronics. He was responsible for managing a $40 million cash portfolio, managing the accounting department and preparing the financial statements for reporting to the Securities Commissions in the U.S.A. and Canada. From 1993 to the present, Mr. Golusin has consulted to publicly traded companies or companies preparing to become publicly traded. He received a B.S. in accounting from Brigham Young University in December 1978. He currently serves as the Chief Financial Officer and Director of SunnComm which publicly trades on the pink sheets under the symbol "SCMI.

Scott Stoegbauer became the Vice President of Sales and Marketing for us during March 2004. Prior to joining us he worked as an independent consultant designing, implementing and managing Internet/Intranet environments as well as consulting in technical marketing areas such as direct marketing, on-line advertising and on-line Internet marketing. He worked at Worldata in Boca Raton, Florida from 1990 through part of 2003. In 1994, as Vice President of Technology for the company, he developed and marketed some of the earliest and most innovative Internet and eCommerce marketing systems. He was subsequently promoted to a Senior Vice President where he helped create one of the first on-line marketing and sales organizations in the country.

Wade P. Carrigan currently is the Chief Financial Officer of Roberts Enterprises, Inc., a livestock brokerage and investment company, and has served as such since 1991. He was previously a commercial loan officer for Valley National Bank specializing in Agribusiness Finance. Currently he owns and operates Wade Co. Investments, a commodity investment company focused on feeder cattle, live cattle, oil and natural gas.


SECTION 16 (A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of a class of our equity securities which are registered under the Exchange Act to file with the Securities and Exchange Commission initial reports of ownership and reports of changes of ownership of such registered securities. Such executive officers, directors and greater than 10% beneficial owners are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms filed by such reporting persons.

To our knowledge, based solely on a review of the copies of such reports furnished to us and on representations that no other reports were required, no person required to file such a report failed to file during fiscal 2004. Based on stockholder filings with the SEC, SunnComm is subject to Section 16(a) filing requirements.


CODE OF ETHICS

We have not adopted a Code of Ethics as of the date of this report. Resources and time necessary to adopt written standards reasonably designed to deter wrongdoing have not been available as of the date of this report. We plan to engage a consultant to assist in drafting of a Code of Ethics.


ITEM 10. EXECUTIVE COMPENSATION

The following table sets forth certain information concerning the compensation paid by the us for services rendered in all capacities to us for the three fiscal years ended December 31, 2002, 2003 and 2004 awarded, earned or paid to the chief executive officer at December 31, 2004 and all officers and directors, as a group.

Present officers and directors
------------------------------

                            Base                   Other Annual   Long Term
Name/Position               Salary     Bonus      Compensation
                        Compensation
----------------------- ------------ ---------  ---------------- ------------

William H. Whitmore, Jr.
President, Director
2002                       - 0 - (1)     - 0 -             - 0 -         None
2003                       - 0 -         - 0 -  $ 16,500 (1),(2)         None
2004                        $141,346     - 0 -      $150,000 (2)         None

Scott Stoegbauer
Vice President - Sales
2004                        $ 73,846     - 0 -      $  4,000 (5)         None

Albert Golusin
C.F.O., Director
2002                       - 0 - (1)     - 0 -             - 0 -         None
2003                       - 0 -         - 0 -  $ 55,000 (1),(3)         None
2004                       - 0 - (1)     - 0 -      $120,000 (3)         None

Wade P. Carrigan
Director
2002                       - 0 - (1)     - 0 -             - 0 -         None
2003                           - 0 -     - 0 -   $ 54,375 (1)(4)         None
2004                           - 0 -     - 0 -      $ 60,000 (4)         None


     (1) All officers were not directly compensated by us from June 15,2002 through December 31, 2002 as they were paid by SunnComm. During the fourth quarter of 2002, we agreed to a management agreement with SunnComm effective June 15, 2002. The agreement requires us to pay SunnComm $25,000 a month for the part-time services of Mssrs. Jacobs, Whitmore and Golusin as well as general and administrative costs.
     (2) Includes 550,000 restricted shares issued at a deemed value of $16,500 for services rendered from January 1, 2003 to April 8, 2003. Stock compensation during 2004 consisted of 5,000,000 shares of restricted stock at a market value of $.03 per share.
     (3) Includes 1,833,333 restricted shares issued at a deemed value of $55,000 for services rendered from January 1, 2003 to November 30, 2003. Services provided by Mr. Golusin during December 2003 were paid for by SunnComm. Compensation during 2004 consisted of 4,000,000 shares of restricted stock at a market value of $.03 per share.
     (4) Includes 1,812,500 restricted shares issued at a deemed value of $54,375 for services rendered from April 9, 2003 to December 31, 2003. Compensation during 2004 consisted of 2,000,000 shares of restricted stock at a market value of $.03 per share.
     (5) Includes 50,000 restricted shares issued at a deemed value at $.08 per share.

Former officers and directors
-----------------------------
                                Base              Other Annual   Long Term
Name/Position                  Salary      Bonus  Compensation
                            Compensation
------------------------  ---------------- ------ ------------- ------------

John James Shebanow (6)
President
    2002                       $13,728      - 0 -   $ 39,500 (5)     None

Peter H. Jacobs (7)
President
    2002                         - 0 -      - 0 -      - 0 -         None
    2003                         - 0 -      - 0 -   $ 20,625         None

     (6) Mr. Shebanow received a total of 395,846 restricted common shares in May of 2002 for the value of his services performed during 2001 in the amount of $27,347 and 2002 in the amount of $39,500 that he elected to receive in the form of non-cash compensation.
     (7) Mr. Jacobs did not receive any compensation directly from the us as he was paid directly by SunnComm Technologies, Inc, which accrued a total of $175,000 for overhead and salaries for two officers, and himself for the seven months ended December 31, 2002. From January 1, 2003 through April 8, 2003, he received 687,500 restricted common shares at a deemed value of $20,625. He resigned as the C.E.O. and a director on April 9, 2003.

Officers and Directors
As a Group
----------------------
                                 Base                   Other Annual  Long Term
Name/Position                  Salary       Bonus       Compensation
                             Compensation
---------------------------- ------------ ----------- -------------- -----------

   2002                      $ 13,728       - 0 -      $  67,000 (8)      None
   2003                         - 0 -       - 0 -      $ 146,500 (10)     None
   2004                      $215,192       - 0 -      $ 334,000(9)       None



     (8) Includes 393,423 restricted common shares issued to two directors, one of which was an officer, in satisfaction of $67,000 in compensation or reimbursements owed to them.
     (9) Includes 11,050,000 restricted shares issued at a deemed value of $334,000 for services rendered from January 1, 2004 to December 31, 2004.
     (10) Includes 4,883,333 restricted shares issued at a deemed value of $146,500 for services rendered from January 1, 2003 to December 31, 2003.

Employment Contracts

Currently, we have no employment contacts with any of our employees, officers or directors.


Management Agreement

During the fourth quarter of 2002, MediaMax Technology Corporation agreed to a management agreement with SunnComm effective June 15, 2002. This agreement required MediaMax Technology Corporation to pay SunnComm $25,000 a month for the part-time services of Mssrs. Jacobs, Whitmore and Golusin as well as general and administrative costs. The agreement was cancelled at December 31, 2002.

We entered into a new agreement during March 2004 whereby Whitmore became the CEO of MediaMax Technology Corporation and was directly compensated by us. Golusin and Jacobs continued to provide administrative and accounting services with the SunnComm accounting staff for which we were charged $18,000 a month.


Options granted

Options granted to directors and officers during 2004

                                       Individual Option Grants
                                 For the year ended December 31, 2004

                          Shares
                        Underlying     % of Total        Exercise    Expiration
                         Options      Options granted     Price         Date
  Name                  Granted        to employees
------------------ ---------------- ------------------- ----------- ------------

Scott Stoegbauer        249,999           85.1%            $0.20     10/30/2007


Option Values at December 31, 2004

The value of all outstanding options to directors and officers at December 31, 2004

                                 Value of Options at December 31, 2004
                                Aggregate Fiscal Year End Option Values

                                                   Shares           Value of
                                                 Underlying       Unexercised
                        Shares        Value     Unexercised      in-the-money
                      Acquired on    Realized   Options at        Options at
 Name                  Exercise                 Dec. 31, 2004    Dec. 31, 2004
------------------ --------------- ---------- ---------------- ----------------

Albert Golusin             0            $0         43,663           $0
Scott Stoegbauer           0            $0        249,999           $0
                   --------------- ----------- ---------------- ----------------
                           0            $0         293,662          $0
                   =============== =========== ================ ================

Stock Option Plan

MediaMax Technology Corporation has adopted its 1997 Statutory and Non-Statutory Incentive Stock Option Plan ("Plan") which authorizes us to grant incentive stock options within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended, and to grant nonstatutory stock options. The Plan relates to a total of 623,753 shares of common stock. Options relating to 293,662 shares have been issued and are outstanding and all are presently exercisable at strike prices ranging from $.20 per share to $.56 per share. No options were granted during 2003. The outstanding options must be exercised within 10 years from the date of grant and no later than three months after termination of employment or service as a director, except that any optionee who is unable to continue employment or service as a director due to total and permanent disability may exercise such options within one year of termination and the options of an optionee who is employed or disabled and who dies must be exercised within one year after the date of death.

The Plan requires that the exercise prices of options granted must be at least equal to the fair market value of a share of common stock on the date of grant, provided that for incentive options if an employee owns more than 10% of our outstanding common stock then the exercise price of an incentive option must be at least 110% of the fair market value of a share of our common stock on the date of grant, and the maximum term of such option may be no longer than five years. The aggregate fair market value of common stock, determined at the time the option is granted, for which incentive stock options become exercisable by an employee during any calendar year is limited to $100,000.

The Plan is to be administered by the our Board of Directors or a committee thereof which determines the terms of options granted, including the exercise price, the number of shares of common stock subject to the option, and the terms and conditions of exercise. No option granted under the Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by such optionee.


2004 Employees and Consultants Stock Compensation Plan

On June 24, 2004, we registered 10,000,000 shares for our 2004 Employees and Consultants Stock Compensation Plan on Form S-8 Registration Statement under the Securities Act of 1933. As of March 31, 2005, a total of 700,000 shares have been issued under the plan to a consultant for legal and consulting services.



Compensation of Directors

During 2004, Mr. Carrigan received 2,000,000 restricted common shares valued at $.03 per share for audit committee work pertaining to controls and procedures being established.



LEGAL MATTERS


The validity of the shares offered hereby will be passed upon for MediaMax Technology Corporation by The O'Neal Law Firm, P.C., 668 North 44th Street, Suite 233, Phoenix, Arizona 85008.

EXPERTS


The financial statements of MediaMax Technology Corporation, formerly known as Quiet Tiger, Inc., as of December 31, 2004 and 2003, respectively, are included in this prospectus and have been audited by Semple and Cooper, LLC independent certified public accountants, as stated in the opinion, which has been rendered upon the authority of said firm as experts in accounting and auditing.


TRANSFER AGENT

Our transfer agent is First American Transfer Company, 706 East Bell Road, #202, Phoenix, Arizona 85022.


CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On March 5, 2004, our principal accountant, James C. Marshall, CPA, P.C. of Scottsdale, Arizona resigned. The audit reports on our financial statements for the years ended December 31, 2002 and 2001 were unqualified. The board of directors of the Company accepted the resignation of James C. Marshall, CPA, P.C The Company had no disagreements with James C. Marshall, CPA, P.C. during the years ended December 31, 2002 and 2001.

On March 5, 2004 we appointed Semple & Cooper, LLP of Phoenix, Arizona as its new principal accountant to audit our financial statements for the year ended December 31, 2003. We did not have any consulting arrangements with Semple & Cooper, LLP prior to their appointment.


REPORTS TO SECURITY HOLDERS

We file reports with the Securities and Exchange Commission. These reports are annual 10-KSB, quarterly 10-QSB and periodic 8-K reports. We will furnish stockholders with annual reports containing financial statements audited by independent public or certified accountants and such other periodic reports as we may deem appropriate or as required by law. The public may read and copy any materials we file with the SEC at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Summit is an electronic filer, and the SEC maintains an Internet Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of such site is http://www.sec.gov.

PART II - FINANCIAL STATEMENTS


Audited Financial Statements for the year ended December 31, 2004 and 2003


FINANCAIL TABLE OF CONTENTS                                             Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM .................46

CONSOLIDATED BALANCE SHEET December 31, 2004 ............................47

CONSOLIDATED STATEMENTS OF OPERATIONS ...................................48

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY ..............49

CONSOLIDATED STATEMENTS OF CASH FLOWS ...................................50

NOTES TO FINANCIAL STATEMENTS ...........................................51

             Report of Independent Registered Public Accounting Firm


To the Board of Directors and Stockholders of Quiet Tiger, Inc.


We have audited the accompanying consolidated balance sheets of Quiet Tiger, Inc. and Subsidiary as of December 31, 2004 and 2003 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Quiet Tiger, Inc. and Subsidiary at December 31, 2004 and 2003, and the results of its operations, changes in stockholders' equity and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company's significant operating losses raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Semple & Cooper, LLP
----------------------------
Certified Public Accounts

Phoenix, Arizona
March 28, 2005

                                QUIET TIGER, INC.
                           CONSOLIDATED BALANCE SHEET
                                December 31, 2004

                                     ASSETS
                                     ------
CURRENT ASSETS:
   Cash                                                             $    840
   Advances to affiliate                                             263,981
                                                       ---------------------
Total current assets                                                 264,821

OTHER ASSETS:
   Furniture and equipment, net                                        6,580
   Investments                                                       100,000
   Financing fee                                                     250,000
   Exclusive marketing agreement, net                              1,724,531
   Deposits                                                           11,129
                                                       ---------------------
Total assets                                                      $2,357,061
                                                       =====================
                                  LIABILITIES
CURRENT                           -----------
   Accounts payable                                                $ 179,383
   Accrued interest payable                                              167
                                                       ---------------------
Total current liabilities                                            179,550

LONG TERM
   Convertible note payable                                           50,000

                                                       ---------------------
Total liabilities                                                    229,550
                                                       ---------------------
STOCKHOLDERS' EQUITY

 Preferred stock, $.001 par value,
   50,000,000 shares authorized, none issued
Common stock, $.001 par value, 350,000,000 shares                    181,894
   authorized, 181,894,325 issued and outstanding
Additional paid-in capital                                        11,413,922
Additional paid-in capital stock options                             100,500
Accumulated (deficit)                                             (9,568,805)
                                                       ---------------------
Total stockholders' equity                                         2,127,511
                                                       ---------------------

Total liabilities and stockholders' equity                        $2,357,061
                                                       =====================

       See accompanying notes to these consolidated financial statements.

                                QUIET TIGER, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                      For the years ended
                                                          December 31,
                                                   2004                  2003
                                      -------------------- --------------------
REVENUES
Licensing revenue                                 $105,972                   $0
                                      -------------------- --------------------
Total Revenue                                      105,972                    0
                                      -------------------- --------------------


OPERATIING EXPENSES
Impairment on equipment                            100,000              900,000
Impairment on intellectual property                      0              674,629
General and administrative                       1,241,083              260,501
Interest expense                                       167                4,751
Amortization and depreciation                      305,463                    0
                                      -------------------- --------------------
Total Operating Expenses                         1,646,713            1,839,881
                                      -------------------- --------------------

Net Loss                                       ($1,540,741)         ($1,839,881)
                                      ==================== ====================


LOSS PER SHARE:
Basic and diluted loss per share                    ($0.01)              ($0.03)
                                      ==================== ====================


WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic and diluted                            156,366,147           54,363,139
                                      ==================== ====================


       See accompanying notes to these consolidated financial statements.

                                QUIET TIGER, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 For the years ended December 31, 2004 and 2003

                                                                         Paid-In         Stock      Accumulated
                                            Shares          Amount       Capital        Options      (Deficit)           Total
                                       ----------------- ------------- -------------- ------------ -------------- -----------------
Balance at December 31, 2002                 44,961,109       $44,961     $7,312,923      $100,500    ($6,188,183)       $1,270,201
Shares issued in private placement for
cash                                            265,957           265          4,735                                          5,000
Shares issued for services                   10,150,000        10,150         91,350                                        101,500
Rounding for forward split                       55,712            57           (57)                                              0
Net (Loss) for the year ended Dec. 31,
2003                                                                                                   (1,839,881)       (1,839,881)
                                       ----------------- ------------- -------------- ------------ -------------- -----------------
Balance at December 31, 2003                  55,432,778       $55,433     $7,408,951     $100,500    ($8,028,064)       ($463,180)
                                       ================= ============= ============== ============ ============== =================


Balance at December 31, 2003                 55,432,778       $55,433     $7,408,951      $100,500    ($8,028,064)        ($463,180)
Shares issued in private placement for
cash, net                                    20,740,476        20,740        779,260                                        800,000
of costs
Shares issued for debt                       17,337,738        17,338        510,094                                        527,432
Shares issued for exclusive marketing
agreement                                    64,000,000        64,000      1,856,000                                      1,920,000
Shares issued for services                   24,383,333        24,383        859,617                                        884,000
and fees
Net (Loss) for the year ended December
31, 2004                                                                                               (1,540,741)       (1,540,741)
                                       ----------------- ------------- -------------- ------------ -------------- -----------------
Balance at December 31, 2004                181,894,325      $181,894    $11,413,922      $100,500    ($9,568,805)       $2,127,511
                                       ================= ============= ============== ============ ============== =================

       See accompanying notes to these consolidated financial statements.

                                QUIET TIGER, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           For the years ended
                                                                         2004               2003
                                                             ------------------- ------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss for the period                                            ($1,540,741)       ($1,839,881)
   Adjustments to reconcile net
     cash used by operations:
       Amortization and depreciation expense                             305,463                  0
       Impairment of equipment                                           100,000            900,000
       Impairment of intellectual property                                     0            674,629
       Common stock issued for services                                  604,000            101,500
       Common stock issued for payables                                   11,681                  0
Changes in assets and liabilities:
       (Increase)/decrease  in  deposits                                    (479)           (10,650)
       Increase/(decrease) in accounts payable                            46,222            (59,626)
       Increase/(decrease) in net due to/from affiliates                (273,599)           203,286
       Increase/(decrease) in accrued interest                               167              1,582
                                                             ------------------- ------------------
Net cash (used) by operating activities                                 (747,286)           (29,160)
                                                             ------------------- ------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for equipment                                                   (7,714)                 0
Investment in DarkNoise Technologies                                     (70,000)                 0
Cash payment on assumed debt under exclusive marketing agreement         (25,000)                 0
                                                             ------------------- ------------------
Net cash (used) in investing activities                                 (102,714)                 0
                                                             ------------------- ------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock                                       800,000              5,000
Proceeds from sale of convertible debenture                               50,000             25,000
                                                             ------------------- ------------------
Net cash provided by financing activities                                850,000             30,000
                                                             ------------------- ------------------

Net Increase (decrease) in cash                                                0                840
Cash at beginning of period                                                  840                  0
                                                             ------------------- ------------------
Cash at end of period                                                       $840               $840
                                                             =================== ==================

Interest expense                                                            $167             $4,751

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Issuance of 64,000,000 common shares and assumption of                $2,028,860                 $0
 $108,860 of debt for and exclusive  marketing agreement with
 SunnComm International Inc.

Payment of debenture and accrued interest for 886,073                    $26,582                 $0
 common shares

Payment of debt to affiliates for 16,305,653 common shares              $489,169                 $0

Issuance of 1,000,000 shares for consulting fees pertaining              $30,000                 $0
 to acquisitions.

Issuance of 3,333,333 common shares for commitment fee                  $250,000                 $0

       See accompanying notes to these consolidated financial statements.

                               QUIET TIGER, INC.
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND BUSINESS

Quiet Tiger, Inc. (the "Company") was originally formed as an Idaho corporation in the early 1900s as a mining exploration company and was not successful in the exploration of mining properties. In 1988 the predecessor was merged into a newly-formed Nevada Corporation named Eastern Star, Inc. and it was inactive thereafter, with no assets or liabilities through the end of 1996. In early 1997, the Company was reactivated when the holder of a majority of the outstanding common stock transferred control of the inactive corporation. The name of the corporation was changed to Fan Energy Inc. during and the transferee elected new directors and officers and caused the Company to effect a 10-into-1 reverse stock split. Effective with the change in control and reactivation during 1997, the stockholders of the Company approved a plan of informal quasi reorganization. Pursuant to the plan, the Company's accumulated deficit of $504,648, as of the date of reorganization, was eliminated and charged to additional paid-in capital as defined by Statement of Financial Accounting Standards (SFAS) No. 7 and was considered a development stage company effective January 1, 1997.

During the year 2000 Fan Energy Inc. became an independent energy company engaged in the development, exploration and acquisition of oil and natural gas reserves in the western United States. On December 1, 2001 the Company sold all of its assets related to the oil and natural gas industry to an entity controlled by a director of the Company. The disinterested members of the Board of Directors of the Company, following an independent evaluation of the properties, approved the transaction unanimously.

On December 24, 2001, the Company effected another reverse stock split of one new common share for each fifteen pre-consolidated shares. On June 28, 2002, the Company effected a forward stock split of 9.3563 shares for 1 share.

On January 8, 2001, the Company acquired plant, equipment and other assets, including specialized manufacturing equipment, manufacturing set-ups, real estate lease, fixtures and related equipment and other property with an estimated fair value of at least $3.8 million from four independent sellers. In consideration for the acquisition of the assets, the Company issued 12,007,252 shares of its restricted common stock to the sellers. The equipment valuation was determined by a discounted cash flow of projected operating income using a maximum cost of funds of 20% per annum. This was further supported by an independent expert's valuation opinion of the replacement value of the equipment. In determining the amount of Company's consideration for the assets, the parties estimated the present fair market value of all such assets to be equivalent to approximately $.32 per share issued. Also on January 8, 2001, the Company sold 2,027,198 shares of restricted common stock to one of the sellers for $650,000, of which $600,000 was paid by the a secured note. The assets acquired by the Company constituted plant, equipment and other physical property intended to be used in the manufacture of 3.5-inch micro floppy disks. None of the assets were previously used in such a business by the sellers.

On May 3, 2002, the Company acquired from Project 1000 Inc. "P1", a wholly owned subsidiary of SunnComm Technologies, Inc., "Digital Content Cloaking Technology(TM)", known as MediaCloQ or MediaMaker ("P1 Technology"), which is a set of methodologies that are designed to work together to thwart illegal copying or ripping of optical media that complies to IEC 90608 Redbook standards. Each of the methodologies used is meant to work toward defeating the various software products currently available on the market today that are used for the purpose of making illegal copies of CDs or of individual audio tracks. The Assets include, but are not limited to, P1`s proprietary property which includes all English and foreign language, all commercial and non-commercial, and all present and future versions thereof, and all required and/or relevant P1 Documentation, Intellectual Property Rights and other proprietary rights therein, and Derivatives thereof that are required and/or relevant to the development of current and future versions. The Company issued 23,837,710 restricted common shares to P1 for the P1 Technology resulting in a change of control of the registrant. The P1 Technology was recorded by the registrant at P1's cost.

At December 31, 2003, the Company impaired all of its MediaCloQ technology for $674,629 because it determined that it could not be sold due to its inability to work on all DVD players. It also impaired its floppy disk burnishing equipment $900,000; thus reducing its value to $100,000.

On March 18, 2005, the Company reached a definitive agreement with DarkNoise to transfer only intellectual property and select equipment including inventions, pending patents, research and development and property relating to current joint development initiatives. Quiet Tiger plans to further develop the technology in order to ensure effectiveness and compatibility with MediaMax. The company intends to share the research and development to date and the intellectual property with SunnComm and one of its strategic technology partners in the academic community, which specializes in audio processing and music engineering.

Once developed and integrated, the Agreement requires the Company to undertake sales and marketing of the product. DarkNoise will receive a 25% royalty on the incremental net revenues generated by the inclusion of the technology with the product or products being marketed by the Company at that time.

On March 4, 2004 the written consent, of a majority of disinterested outstanding common shares of record at February 4, 2004 of Quiet Tiger, became effective to approve the issuance of 10,152,704 restricted common shares valued by the Company at $.03 per share to SunnComm Technologies, Inc., "SunnComm", for $304,581 of debt incurred for cash advances and administrative and overhead expenses charged to the Company and to approve the issuance of 64,000,000 restricted common shares valued by the Company at $.03 per share for a total consideration of $1,920,000 to SunnComm and the assumption of a $110,000 outstanding debt due to a consultant for an Exclusive Marketing Agreement with its commercial copy protection technology on CD's and all of its continuing upgrades. The Agreement provides the Company with 50% of the revenues derived from all existing licensing agreements held by SunnComm for the technology and requires Quiet Tiger to advance $138,000 a month against future royalties and an additional $12,000 for services being provided by SunnComm. The first such payment shall be made on March 31, 2004. The Exclusive Marketing Agreement gives the Company the exclusive marketing rights for SunnComm's optical media enhancement and control technologies. Under the terms of the Exclusive Marketing Agreement, the Company must pay for all of its sales and marketing costs and SunnComm must pay for all of its development and upgrade costs. SunnComm also agreed to indemnify the Company against consumer complaints and product related litigation.

On December 31, 2004, the Company impaired the remaining $100,000 of its floppy disk burnishing equipment; thus eliminating any value it may have.

On March 18, 2005, the Company reached a definitive agreement with DarkNoise to transfer only intellectual property and select equipment including inventions, pending patents, research and development and property relating to current joint development initiatives. Quiet Tiger plans to further develop the technology in order to ensure effectiveness and compatibility with MediaMax. The company intends to share the research and development to date and the intellectual property with SunnComm and one of its strategic technology partners in the academic community, which specializes in audio processing and music engineering.

Once developed and integrated, the Agreement requires the Company to undertake sales and marketing of the product. DarkNoise will receive a 25% royalty on the incremental net revenues generated by the inclusion of the technology with the product or products being marketed by the Company at that time.

GOING CONCERN AND OPERATIONS

The accompanying consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern, which contemplates the realization of assets and extinguishment of liabilities in the normal course of business.

At December 31, 2003, the Company impaired all of its MediaCloQ technology for $674,629 because it determined that it could not be sold due to its inability to work on all DVD players.

At December 31, 2004, the Company impaired all of its floppy disk burnishing equipment because it determined that it was not economically feasible to put the equipment into production. Any cash proceeds received from the sale of any of its components will be used for the operations of the Company.

During 2004, the Company lost $1,540,741 from its operations. At December 31, 2004 the Company had working capital of $85,271 which is not sufficient working capital to fund its planned operations during the next twelve months.

Additional funding will be required to effectively market MediaMax and finance general and administrative expenses. These circumstances raise substantial doubt about the Company's ability to continue as a going concern. In order to meet the Company's continuing financing needs, management of the Company intends to raise working capital through the sale of its common stock or other securities, and ultimately achieving profitable operations.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

RESTATEMENT OF SHARE AMOUNTS

On May 19, 1997, the Company effected a ten-into-one reverse stock split.

On December 24, 2001, the Company effected a fifteen-into-one reverse stock split.

On June 28, 2002, the Company effected a forward stock split of 9.3563 shares for 1 share.

All of the common authorized and issued shares were affected by the Share consolidations of May 19, 1997 and December 24, 2001 and the forward stock split of June 28, 2002. All share amounts in this entire report are stated post reverse of May 19, 1997 and December 24, 2001 and post forward stock split of June 28, 2002 unless otherwise indicated.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiary. All intercompany accounts and transactions were eliminated.

INTELLECTUAL PROPERTY

The Company periodically evaluates the recoverability of intangible assets and takes into account events or circumstances that warrant revised estimates of useful lives or that indicate that an impairment exists. The Company's intangible assets will be subject to amortization when put into productive use.

NON-MONETARY TRANSACTIONS

The accounting for non-monetary assets is based on the fair values of the assets involved. All non-monetary transactions with unaffiliated third parties are valued at arms length. All non-monetary transactions with related parties are valued at the predecessors depreciable cost basis for the asset received.

Cost of a non-monetary asset acquired in exchange for another non-monetary asset is recorded at the fair value of the asset surrendered to obtain it. The fair value of the asset received is used to measure the cost if it is more clearly evident than the fair value of asset surrendered.

LONG-LIVED ASSETS

On January 1, 2002, the Company has adopted SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" which requires that long-lived assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

The Company evaluates its long-lived assets for impairment whenever changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts exceed the fair values of the assets. Assets to be disposed of are reported at the lower of carrying values or fair values, less costs of disposal.

The Exclusive Marketing Agreement with SunnComm International Inc. is amortized over its expected life which the company has estimated to be five years.

EQUIPMENT

Equipment and Intellectual property were originally stated at cost and subsequently impaired to reflect their estimated fair value. The floppy disk equipment is held for sale and has been entirely impaired. A modified units of production method, that was based upon units produced subject to a certain minimum level, was used to depreciate substantially all disk manufacturing equipment. The straight line method is used for all other furniture and equipment with estimated depreciable lives ranging from 3 to 5 years.

INCOME TAXES

The Company has adopted the provisions of SFAS No. 109, "Accounting for Income Taxes". SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(LOSS) PER COMMON SHARE

(Loss) per common share is computed based on the weighted average number of common shares outstanding during each period. Convertible equity instruments such as stock warrants and options are not considered in the calculation of net loss per share, as their inclusion would be antidilutive.

SHARE BASED COMPENSATION

SFAS No. 123" Accounting for Stock-Based Compensation" defines fair value based methods of accounting for an employee stock option or similar equity instrument. This statement gives entities a choice of recognizing related compensation expense by adopting the new fair value method or to continue to measure compensation using the intrinsic value approach under Accounting Principles Board (APB) Opinion No. 25. The Company has elected to utilize APB No. 25 for measurement; and will, pursuant to SFAS No. 123, disclose the pro forma effects on net income and earnings per share of using the new measurement criteria.

The Company did not issue any stock options or warrants during 2003 but issued a debenture convertible into common stock.

During the second quarter of 2004 the Company issued options to purchase 83,333 common shares at $.20 per share and options to purchase 62,375 common shares at $.56 were cancelled. During the third quarter of 2004 the Company issued options to purchase 83,333 common shares at $.20 per share. Also during the third quarter, the Company issued warrants to purchase 900,000 common shares at strike prices from $.25 to $5.00 per share with expiration dates ranging from June 30, 2006 to September 30, 2006. During the fourth quarter the Company issued options to purchase 83,333 common shares at $.20 per share. Also during the fourth quarter the Company issued a debenture convertible into stock.

Common stock equivalents outstanding at December 31 were as follows:

                                                 At December 31,
                                          2004                   2003
                                ----------------------   -----------------------
                                 # of    Avg. Exercise    # of     Avg. Exercise
                                 common    price per      common     price per
                                 shares      share        shares       share

Outstanding stock options
 convertible into common stock

Options Outstanding (1)           293,662       $.25     106,038         $.56

Warrants convertible into
 common stock

Warrants Outstanding (2)          900,000       $.92        none         none

Debenture payable convertible
 into common stock

Debenture issued Feb. 12, 2003 (3)   none       none     886,073         $.03

Debenture issued Dec. 15, 2004 (4) 2,006,667   $.025        none         none

     (1)  All options are exercisable and expire on October 30, 2007.
     (2) A total 500,000 warrants are exercisable at $.25 expiring June 30, 2006 400,000 warrants are exercisable at strike prices ranging from $.25 to $5.00 all of which expire on September 30, 2006.
     (3) On February 12, 2003 the Company issued a debenture for $25,000 which accrued interest at 10% per annum and matured in a balloon payment with interest on February 11, 2004. On February 2, 2004, the principal amount of $25,000 and accrued interest of $1,582 was converted into 886,073 shares at a deemed value of $.03 per share.
     (4) On December 15, 2004 the Company issued a debenture for $50,000 which accrued interest at 8% per annum and matured in a balloon payment with interest on December 15, 2006. At December 31, 2004, the principal of $50,000 and accrued interest of $167 were convertible into 2,006,667 common shares at a conversion rate of $.025 per share.

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25"), in accounting for its employee and director stock options. Under APB 25, if the exercise price of the employee's or director's stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), requires companies that elect to apply the provisions of APB 25 to provide pro forma disclosure for employee stock compensation awards as if the fair-value-based method defined in SFAS 123 had been applied.

The following table illustrates the effect on net loss per share of common stock if the Company has applied the fair value recognition provisions of SFAS 123 instead of APB 25's intrinsic value method to account for stock-based employee compensation:

                                                2004            2003
                                         -----------     -----------
Net loss, as reported                    $(1,540,741)    $(1,839,881)

Pro forma stock-based employee and
   Director compensation expense, under
   the fair value method                        (641)              -

Pro forma net loss                      $ (1,541,382)    $(1,839,881)

Basic loss per common share, as reported      $(0.01)         $(0.03)

Pro Forma loss per common share               $(0.01)         $(0.03)

The fair value for these options was estimated at the date of each grant using the Black-Scholes option valuation model, with the following weighted average assumption for 2004 (there were no option grants during 2003): risk free interest rates of 2.89% to 3.25% in 2004; a dividend yield of 0%; and a volatility factor of .860 to 1.409 in 2004. In addition, the fair value of these options was estimated based on an expected life of three years.

NEW TECHNICAL PRONOUNCEMENTS

In April 2003, the FASB issued SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. The accounting and reporting requirements will be effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003.
Currently, we do not have any derivative instruments and do not anticipate entering into any derivative contracts. Accordingly, adoption of SFAS 149 does not have a significant impact on our financial statements.

In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of SFAS 150 does not have a significant impact on our financial statements.

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 153 ("SFAS 153"), "Exchanges of Nonmonetary Assets." SFAS 153 amends the guidance in APB No. 29, "Accounting for Nonmonetary Assets." APB No.29 was based on the principle that exchanges of nonmonetary assets should be measured on the fair value of the assets exchanged. SFAS 153 amends APB No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 151 is effective for financial statements issued for fiscal years beginning after June 15, 2005. The adoption of SFAS 153 is not expected to have a material effect on the Company's financial position or results of operations.

On December 16, 2004, the Financial Accounting Standards Board ("FASB") issued SFAS 123( R), which is a revision of SFAS 123. SFAS 123( R) supersedes APB 25 and amends Statement of Accounting Standards No. 95, "Statement of Cash Flows". Generally, the approach in SFAS 123( R) is similar to the approach described in SFAS 123. However, SFAS123( R) will require all share-based payments to employees, including grants of employee stock options, to be recognized in the Company's Statement of Operations based on their fair values. Pro forma disclosures will no longer be an alternative.

SFAS 123(R) must be adopted no later than July 1, 2005 and permits public companies to adopt its requirements using one of two methods:

     (1) A "modified prospective" method, in which compensation cost is recognized beginning with the effective date based on the requirements of SFAS 123(R) for all share-based payments granted after the adoption date and based on the requirements of SFAS 123(R) for all awards granted to employees prior to the effective date of SFAS 123(R) that remain unvested on the adoption date.
     (2) A "modified retrospective" method which includes the requirements of the modified prospective method described above, but also permits entities to restate either all prior periods presented or prior interim periods of the year of adoption based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures.

The Company plans to adopt the provisions of SFAS 123(R) on July 1, 2005 using the modified prospective method.

As permitted by SFAS 123 and noted above, the Company currently accounts for share-based payments to employees using the intrinsic value method prescribed by APB 25 and related interpretations. As such, the Company generally does not recognize compensation expenses associated with employee stock options.

NOTE 2 - ASSET IMPAIRMENT CHARGES

In accordance with SFAS No. 144, "Accounting for the Impairment of Long-Lived Assets" the Company impaired all of its disk manufacturing segment with a $100,000 impairment at December 31, 2004. The charge had no impact on the Company's cash flow or its ability to generate cash flow in the future.

At December 31, 2003, the Company impaired all of its MediaCloQ technology for $674,629 because it determined that it could not be sold due to its inability to work on all DVD players. It also impaired its floppy disk burnishing equipment by $900,000; thus reducing its value to $100,000 that it estimated was the market value of the equipment.

On December 31, 2004, the Company completely impaired its floppy disk burnishing equipment after having impaired its value $900,000 at December 31, 2003.

NOTE 3 - FURNITURE & EQUIPMENT

During the fourth quarter of 2004, the Company decided to impair all of its floppy disk manufacturing equipment. As a result of the lack of economic feasibility, the Company determined that the asset value was impaired and decreased the carrying value to reflect the net realizable value of the equipment at December 31, 2003 as follows:

Description                   Cost            Impairment      Net Realizable
                                                                  Value
                        ---------------     -------------      -------------
3.5" Disk Manufacturing
  Equipment                 $ 3,915,721        $3,912,211            $ 3,510
  Computers                      81,636            81,636                 0
                        ---------------     -------------      -------------
                              3,997,357         3,993,847              3,510
Less: accumulated
  depreciation                    3,510                 0              3,510
                        ---------------     -------------      -------------
                             $3,993,847        $3,993,847           $      0
                        ===============     =============      =============

There was no depreciation on the floppy disk equipment for the period ended December 31, 2004 and 2003.

Furniture and computer equipment was purchased during 2004 totaling $7,574 is being depreciated straight line over 3 to 5 years. Depreciation expense on the furniture and computer equipment during 2004 was $1,770.

NOTE 4 - INVESTMENTS

On  January  28,  2004  the  Company  entered  into  a  binding   Memorandum  of
Understanding, "MOU", with DarkNoise Technologies Limited, a United Kingdom company, "DarkNoise".

The Company advanced $50,000 in cash to DarkNoise during the first quarter of 2004 and an additional $20,000 during the second quarter of 2004 under the terms of the MOU. Also during the first quarter the Company paid a consultant 1,000,000 restricted common shares at a deemed value of $.03 per share to evaluate the transaction.

On March 18, 2005, as consideration for the $70,000 of cash paid by the Company, DarkNoise transferred to the Company intellectual property including inventions, pending patents, research and development and property relating to current joint development initiatives


NOTE 5 - COMMITMENT FEE

On September 23, 2004, the Company issued 3,333,333 restricted common shares valued at $250,000 to the Double U Master Fund, L.P. as a commitment fee for a Private Equity Credit Agreement which would enable the Company to raise up to $5,000,000 through the sale of its common stock. The commitment fee will be amortized over the two year life of the Agreement which will begin upon its registration with the Securities and Exchange Commission. The Company has not set a date for the registration of the Agreement.

The Company plans to incur expenditures for integrating the DarkNoise technology with MediaMax and work closely with SunnComm to integrate the two technologies. An estimated budget for the project has not yet been determined. Once developed and integrated, the Agreement requires the Company to undertake sales and marketing of the product. DarkNoise will receive a 25% royalty on the incremental net revenues generated by the inclusion of the technology with the product or products being marketed by the Company at that time.


NOTE 6 - CONVERTIBLE NOTE PAYABLE

On December 14, 2004, the Company issued a note for $50,000 accruing interest at an annual rate of 8% due and payable in full with one balloon payment on December 14, 2006. All principal and interest are convertible into common stock at $.025 per share at any time by the holder. The Company may not prepay the note without the consent of the holder. At December 31, 2004 accrued interest payable on the note was $167. All principal and accrued interest was convertible into 2,006,667 common shares at December 31, 2004.

NOTE 7 - INCOME TAXES

The Company does not provide any current or deferred income tax provision or benefit for any period presented because it has experienced operating losses since inception. The Company has provided a full valuation allowance because of the uncertainty regarding the utilization of the net operating loss carryforwards.

At December 31, 2004, the Company had net operating losses of approximately $4,859,000. Realized net operating loss carryforwards expire between 2017 and 2024 unless utilized by the Company.

Income tax expense does not differ from amounts computed by applying the U.S. Federal income tax rate of 34% except for the valuation allowance.

Future realization of the net realized deferred tax assets is dependent on generating sufficient taxable income prior to their expiration. Tax effects are based on a 34% Federal income tax rate. The realized net operating losses expire over the next twenty years, as follows:

Expiration                                   Amount

   2017                                      $   199,000
   2018                                      $   199,000
   2019                                      $   136,000
   2020                                      $    68,000
   2021                                      $ 2,125,000
   2022                                      $   427,000
   2023                                      $   265,000
   2024                                      $ 1,440,000
                                             -----------
Total net operating loss available           $ 4,859,000

In addition, the Company has write-downs of operating assets that are not realized for income tax purposes until final disposition of the assets. At December 31, 2004, there are approximately $4,708,000 of unrealized tax losses that will be recognized for income tax purposes upon final disposition in future periods. Upon recognition for tax purposes, these losses will increase the net operating loss available and be available to offset future taxable income for 20 years from the date or tax basis recognition.

NOTE 8 - COMMITMENTS AND CONTINGENCIES


Operating Lease


The Company leases office space pursuant to a non-cancelable operating lease agreement. Future minimum lease payments pursuant to the lease as of December 31, 2004 were as follows:

2005        42,304

2006         7,100
          --------

           $49,404
          ========

     Rent expense was $40,525 for the year ended December 31, 2004.


Exclusive Marketing Agreement

On March 4, 2004 the Company entered into an Exclusive Marketing Agreement with SunnComm to market its commercial copy protection technology on CD's and all of its continuing upgrades. The exclusivity lasts as long as the Company is current in its payments and will continue in perpetuity. The Agreement provides the Company with 50% of the revenues derived from all existing licensing agreements held by SunnComm for the technology and requires the Company to advance $138,000 a month against future royalties and an additional $12,000 for services being provided by SunnComm. The first payment of $150,000 was made on March 30, 2004. The Exclusive Marketing Agreement gives the Company the exclusive marketing rights for SunnComm's optical media enhancement and control technologies. Under the terms of the Exclusive Marketing Agreement, the Company must pay for all of its sales and marketing costs and SunnComm must pay for all of its development and upgrade costs.

DarkNoise Development and Royalty Agreements

On March 18, 2005, the Company reached a definitive agreement with DarkNoise to transfer only intellectual property and select equipment including inventions, pending patents, research and development and property relating to current joint development initiatives as consideration for the $70,000 previously advanced. Quiet Tiger plans to further develop the technology in order to ensure effectiveness and compatibility with MediaMax. The company intends to share the research and development to date and the intellectual property with SunnComm and one of its strategic technology partners in the academic community, which specializes in audio processing and music engineering. It is anticipated that this methodology could yield substantial incremental levels of protection within the current MediaMax technology.

Once developed and integrated, the Agreement requires the Company to undertake sales and marketing of the product. DarkNoise will receive a 25% royalty on the incremental net revenues generated by the inclusion of the technology with the product or products being marketed by the Company at that time.

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NOTE 9 - STOCKHOLDERS' EQUITY

COMMON STOCK

In 1997, the Company completed the sale of common stock and warrants pursuant to a private placement as follows:

o 1,599,036 units, at a price of $.31 per unit, consisting of 1,599,036 shares of common stock and warrants to purchase 1,599,036 shares of common stock at an exercise price of $.31 per share before June 2, 1998. Proceeds to the Company were $500,000, before costs of the offering of $430.

o 1,279,223 units, at a price of $.78 per unit, consisting of 1,279,223 shares of common stock and warrants to purchase 1,279,223 shares of common stock at an exercise price of $.94 per share before October 31, 1998 (extended to October 31, 2000 at a reduced exercise price of $.23 per share). Proceeds to the Company were $1,000,000 before costs of the offering of $52,439.

Also,  in  1997  the  Company   issued  shares  of  common  stock  for  non-cash
consideration, as follows:

o 159,906 shares for services, of which 95,944 shares are to officers and directors, valued at $50,000 ($.31 per share).

o 1,439,129 shares to an officer/director as partial compensation for the acquisition of oil and gas prospects, valued at $300,000 ($.21 per share).


In 1998 the Company issued shares of common stock, as follows:

o 137,514 shares for services to officers and directors, valued at $43,000 ($.31 per share which amount was reduced from $.91 per share by the Board of Directors).

o 1,320,804 shares for $413,000 cash ($.31 per share) for exercise of common stock warrants.

In 1999 the Company issued 127,795 shares of common stock to officers and directors, for conversion of $44,953 in accounts payable ($.35 per share); and an officer/director forgave the repayment of $22,000 in accounts payable due to an entity controlled by him; and two directors/officers returned an aggregate 511,698 shares of common stock to the Company for no consideration.

In 2000, the Company completed the sale of common stock and warrants pursuant to a Prospectus as follows:

1,786,741 units, at a price of $.167 per unit, consisting of 1,786,741 shares of common stock and warrants to purchase 1,786,741 shares of common stock at an exercise price of $.167 per share before June 20, 2003. Proceeds to the Company were $ 300,000, before costs of the offering of $ 12,456.

On January 8, 2001 the Company issued 12,007,252 restricted shares of its common stock to four persons for plant, equipment and other assets, including specialized manufacturing equipment, manufacturing set ups, real estate leases, fixtures and related equipment and other property with an estimated fair market value of $3.85 million. Also on that date the Company issued 2,027,198 shares of restricted common stock to one of the persons for $650,000, of which $600,000 was paid by the purchaser's secured promissory note, due March 31, 2003. Three of the purchasers became directors of the Company.

The purchasers represented that they had complete information about the Company and its business and properties and agreed to take the securities for investment. Certificates representing the shares bear restrictive legends and stop transfer instructions have been placed with the transfer agent. The issuance of the stock was exempt from registration under Section 4(2) of the Securities Act.

On May 31, 2001 the Company issued 182,447 restricted shares to its officers and directors for services provided during the year 2000. The issuance of the stock was exempt from registration under Section 4(2) of the Securities Act.

On December 1, 2001 the Company received 236,331 of its own restricted common shares at a deemed value of $75,777 from a director as part of the sale of all of its oil and gas interests to the same director.

On May 3, 2002 the Company issued 23,837,710 restricted shares of its common stock to Project 1000, Inc., a wholly owned subsidiary of SunnComm Technologies Inc., for all the rights and the intellectual property pertaining to "Digital Content Cloaking Technology(TM)", known as MediaCloQ.

On June 15, 2002 the Company received 156,297 and 1,871,260 of its own restricted common shares for interest receivable of $50,114 and the cancellation of a $600,000 note, respectively, from an affiliate.

Also on June 15, 2002 the Company issued 1,398,346 of its own restricted common shares at a deemed value of $236,141 for unpaid expenses and services rendered through June 15, 2002.

On January 1, 2003 the Company agreed to issue an additional 55,712 common shares to a brokerage firm requiring more shares for shareholders of the Company as a result of the forward split from the previous year.

On January 14, 2003 the Company issued 265,957 restricted common shares to two accredited investors for $5,000 in cash. The shares were issued under Section 4(2) of the 1933 Securities Act.

On January 14, 2003 the Company issued 150,000 restricted common shares to a consultant that prepared a business plan valued at $1,500 for the Company during 2002. The shares were issued under Section 4(2) of the 1933 Securities Act.

On January 24, 2003 the Company issued 5,000,000 unrestricted shares and on February 19, 2003 an additional 5,000,000 unrestricted shares under its S-8 plan to an individual at a deemed value of $100,000 for assisting in structuring the Company, performing due diligence and negotiating agreements with potential acquisition candidates.

On January 30, 2004, the board of directors approved the issuance of 11,000,000 restricted common shares to its directors and officers for 2004 services to be rendered at the market price of the shares at the time of their issuance which was $.03 per share. The shares issued were held by the Company until the completion of service each quarter. All 11,000,000 shares were earned and released to the directors and officers during 2004. A total of 10,000,000 restricted common shares were also issued to a consultant at a deemed value of $.03 per share for consulting services pertaining to the transaction with DarkNoise Technologies, the sales commission agreement and general marketability issues to sell the floppy disk burnishing equipment, the abandonment and marketability of MediaCloQ(TM) and general corporate matters. The issuance of the stock was exempt from registration under Section 4(2) of the Securities Act. No underwriter was involved in the offer of sale of the shares.

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NOTE 9 - STOCKHOLDERS' EQUITY (continued)

On February 2, 2004, the Company issued 4,883,333 restricted common shares to directors and officers for services rendered and accrued for during 2003 at a deemed value of $146,500 and 1,169,616 restricted common shares for reimbursement of cash advances of $35,088. A total of 986,072 restricted common shares were issued to a non-affiliate for payment of $29,582 of accrued interest expense and cash advances made to the Company during 2003 and prior years. The issuance of the stock was exempt from registration under Section 4(2) of the Securities Act. No underwriter was involved in the offer of sale of the shares.

Also on February 2, 2004, the Company entered into subscription agreements with two accredited investors resulting in the Company issuing 13,333,333 restricted common shares for $425,000 in cash by June 30, 2004. The issuance of the stock was exempt from registration under Section 4(2) of the Securities Act. No underwriter was involved in the offer of sale of the shares.

On March 4, 2004 the written consent, of a majority of disinterested outstanding common shares of record at February 4, 2004 of Quiet Tiger, became effective to approve the issuance of 10,152,704 restricted common shares valued by the Company at $.03 per share to SunnComm Technologies, Inc., "SunnComm", for $304,581 of debt incurred for cash advances and administrative and overhead expenses charged to the Company and to approve the issuance of 64,000,000 restricted common shares valued by the Company at $.03 per share for a total consideration of $1,920,000 to SunnComm and the assumption of a $108,860 outstanding debt due to a consultant for an Exclusive Marketing Agreement with its commercial copy protection technology on CD's and all of its continuing upgrades. The issuance of the stock was exempt from registration under Section 4(2) of the Securities Act. No underwriter was involved in the offer of sale of the shares.

On March 19, 2004 the Company issued 500,000 restricted common shares to an accredited investor for $20,000 of cash. The issuance of the stock was exempt from registration under Section 4(2) of the Securities Act. No underwriter was involved in the offer of sale of the shares.

On April 26, 2004 the Company issued 875,000 restricted common shares to an accredited investor for $35,000 of cash. The Company also received $15,000 in cash from an accredited investor that owed the Company $15,000 for subscribed shares at March 31, 2004. The issuance of the stock was exempt from registration under Section 4(2) of the Securities Act. No underwriter was involved in the offer of sale of the shares.

Also on April 26, 2004, the Company issued 146,012 restricted common shares in settlement of $11,681 of past due payables to two vendors. The issuance of the stock was exempt from registration under Section 4(2) of the Securities Act. No underwriter was involved in the offer of sale of the shares.

On May 3, 2004 the Company issued 625,000 restricted common shares to an accredited investor for $25,000 of cash. The issuance of the stock was exempt from registration under Section 4(2) of the Securities Act. No underwriter was involved in the offer of sale of the shares.

On June 25, 2004, the Company issued 50,000 restricted common shares to an employee for marketing services at a fair value of $4,000. The issuance of the stock was exempt from registration under Section 4(2) of the Securities Act. No underwriter was involved in the offer of sale of the shares.

On June 23, June 30, July 19, July 28, August 5, August 12 and September 1, 2004 the Company issued a total of 5,357,143 restricted common shares to an accredited investor for $275,000 of cash. The issuance of the stock was exempt from registration under Section 4(2) of the Securities Act. No underwriter was involved in the offer of sale of the shares.

On September 20, 2004 the Company issued 50,000 restricted common shares and 400,000 warrants at various strike prices to an accredited investor for $25,000 of cash. The warrants issued were at the following strike prices; 50,000 at $.25 per share; 50,000 at $.50 per share; 50,000 at $.75 per share; 50,000 at $1.00 per share; 50,000 at $1.50 per share; 50,000 at $2.00 per share; 50,000 at $3.00 per share and 50,000 at $5.00 per share. The Company received $20,000 net of a finders fee of $5,000. The issuance of the stock was exempt from registration under Section 4(2) of the Securities Act. No underwriter was involved in the offer of sale of the shares.

On September 23, 2004, the Company issued 3,333,333 restricted common shares to Double U Master Fund, L.P. as a commitment fee for a Private Equity Credit Agreement at a fair value of $250,000. The issuance of the stock was exempt from registration under Section 4(2) of the Securities Act. No underwriter was involved in the offer of sale of the shares.

QUASI REORGANIZATION

Effective January 1, 1997, the stockholders of the Company approved a plan of informal quasi reorganization. Pursuant to the plan, the Company's accumulated deficit of $504,648 as of the date of reorganization was eliminated and charged to additional paid-in capital.

WARRANTS

In 1997, the Company issued 736,032 warrants in conjunction with a private placement.

In 1998 the Company registered 1,871,260 shares of common stock for a contemplated public offering in Registration No. 333-64448 which was declared effective May 14, 1998. The offering was discontinued in late 1998 because the Company was unable to complete the sale of the minimum number of shares offered. None of the registered shares were sold. In 1999, the Company re-registered the shares with a view towards recommencement of the public offering. Due to deterioration in the market for public companies in the oil and gas business segment, the offering was again deferred before the post-effective amendment to the registration statement was made effective. During the second quarter of 2000, the Company filed a post-effective registration statement (no. 333-47699) and recommenced the offering, which included shares of common stock and common stock purchase warrants. The offering was completed December 29, 2000 and the Company sold 1,871,260 shares of common stock and 1,871,260 stock purchase warrants, each warrant exercisable to purchase one share of common stock at an exercise price of $.16 per share. Registrant received $300,000 in gross proceeds and a net of $287,000 of offering costs of $ 287,000. The Company utilized all of the proceeds from the offering in connection with start up of the floppy disk business.

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

NOTE 9 - STOCKHOLDERS' EQUITY - continued

At December 31, 2002 the status of outstanding warrants is as follows:

                              Shares         Exercise
            Issue Date       Exercisable     Price      Expiration Date
            ----------       -----------     --------   ---------------
        October 31, 1997       736,032       $ .24      March 31, 2003 (1)
        December 29, 2001    1,871,260       $ .16      June 20, 2003

During 2003 all of these warrants were not exercised and expired. No additional warrants were issued during 2003. There were no warrants outstanding at December 31, 2003.

During 2004, the Company issued 900,000 warrants in conjunction with two private placements. No warrants were exercised during 2004.

At December 31, 2004 the status of outstanding warrants is as follows:

                                            Average
                              Shares         Exercise
            Issue Date       Exercisable      Price       Expiration Date
            ----------       -----------     --------     ---------------
           July 1, 2004         500,000        $ .25         June 30, 2006
        September 20, 2004      400,000       $ 1.75 (1)   September 30, 2006

     (1) All exercise prices of the warrants range from $.25 per share to $5.00 per share.

STOCK OPTION PLAN

In July 1997 the Company adopted its 1997 Statutory and Nonstatutory Incentive Stock Option Plan (the Plan) allowing for the issuance of incentive stock options and nonstatutory stock options to purchase an aggregate 623,753 shares of common stock to directors, officers, employees and consultants of the Company. The Plan is administered by the Board of Directors.

The Plan provides that incentive stock options be granted at an exercise price equal to the fair market value of the common shares of the Company on the date of the grant and must be at least 110% of fair market value when granted to a 10% or more shareholder. The exercise term of all stock options granted under the Plan may not exceed ten years, and no later than three months after termination of employment, except the term of incentive stock options granted to a 10% or more shareholder, which may not exceed five years.

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NOTE 9 - STOCKHOLDERS' EQUITY - continued

The status of outstanding options granted pursuant to the 1997 Plan was as follows:

                                    Wtd. Average     Weighted    Wtd. Average
                          Number of   Exercise     Average Fair     Exercise
                           Shares     Price           Value          Price
                         ---------   --------      ----------    -------------
Options Outstanding at
December 31, 2000         436,630     $.32-$.56          $.51        $.32-$.80
                         ---------   ----------    ----------    -------------

Options Outstanding at
 December 31, 2001        436,630     $.32-$.56          $.51         $.32-.80
(436,630 exercisable)
Cancelled                 (81,091)    $.32-$.35          $.34        $.32-$.35
                         ---------   ----------    ----------    -------------

Options outstanding at
December 31, 2002
(355,539 exercisable)     355,539         $ .56         $ .56             $.56
Cancelled                (249,501)        $ .22         $ .22             $.22
                         ---------   ----------    ----------    -------------

Options outstanding at
December 31, 2003
(106,038 exercisable)     106,038         $ .56         $ .56             $.56
Cancelled                 (62,375)        $ .56         $ .56             $.56
Issued                    249,999         $ .20         $ .20             $.20
                         ---------   ----------    ----------    -------------

Options outstanding at
December 31, 2004
(293,662 exercisable)     293,662     $.20-$.56         $ .25             $.25


The weighted average remaining contractual life of options outstanding at December 31, 2004 was 2.8 years.

The Company has adopted the disclosure-only provisions of SFAS No. 123. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date consistent with the provisions of SFAS No. 123, the Company's net loss and loss per share for 2004 and 2003 would be unchanged in each year.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants made in 1997 and 1998: dividend yield of 0%; expected volatility of 0%; discount rate of 5.25%; and expected life of 10 years.

In 2004, the Company recognized as compensation expense $641 for 249,999 options issued during the year at a strike price of $.20 per share to an officer of the Company, pursuant to APB No. 25. There were no other options issued during 2004. The fair value for these options was estimated at the date of each grant using the Black-Scholes option valuation model, with the following weighted average assumption for 2004 (there were no option grants during 2003): risk free interest rates of 2.89% to 3.25% in 2004; a dividend yield of 0%; and a volatility factor of .860 to 1.409 in 2004. In addition, the fair value of these options was estimated based on an expected life of three years.

In 1997, the Company recognized as compensation expense $100,500 for 436,630 options issued October 30, 1997 to Officers/Directors, pursuant to APB No. 25, and $2,332 for 10,000 options issued to non-employees, pursuant to SFAS No. 123. Those options were issued at an exercise price of $.22 per share less than the then private placement cost of common stock.


STOCK SPLIT & CONSOLIDATION

Effective January 1, 1997 the Company effected a 10-into-1 reverse stock split. The Company did not change the authorized number of common shares or par value of the common stock. All information in these notes and the accompanying financial statements gives retroactive effect to the 10-into-1 reverse stock split.

On December 24, 2001, the Company effected a share consolidation of one new common share for each fifteen pre-consolidated shares.

On June 28, 2002, the Company effected a forward stock split of 9.3563 shares for 1 share.

All of the common authorized and issued shares were affected by the consolidation of December 24, 2001 and forward stock split of June 28, 2002. The Company has restated the prior periods to reflect this share consolidation to January 1, 1997.


NOTE 10 - RELATED PARTY TRANSACTIONS

During 2003, SunnComm Technologies, Inc. paid general and administrative expenses on behalf of the Company in the amount of $56,786. At December 31, 2003, the Company owed SunnComm $139,199.

At December 31, 2003, the Company owed $146,500 in compensation expense for services provided by its officers during 2003. On February 2, 2004, the Company paid the $146,500 due to officers by issuing 4,883,333 restricted common shares to them.

On January 30, 2004, the Company issued 11,000,000 restricted common shares to its three directors, two of which were officers, for services to be rendered during 2004 at a deemed value of $82,500. All services were rendered as of December 31, 2004.

On February 2, 2004, the Company issued 4,883,333 restricted common shares to directors and officers for services rendered during 2003 at a deemed value of $146,500 and 1,169,616 restricted common shares for reimbursement of cash advances of $35,088. A total of 986,072 restricted common shares were issued to a non-affilate for payment of $29,582 of accrued interest expense and cash advances made to the Company during 2003 and prior years. The issuance of the stock was exempt from registration under Section 4(2) of the Securities Act. No underwriter was involved in the offer of sale of the shares.

On March 4, 2004 the written consent, of a majority of disinterested outstanding common shares of record at February 4, 2004 of Quiet Tiger, became effective to approve the issuance of 10,152,704 restricted common shares valued by the

Company at $.03 per share to SunnComm Technologies, Inc., "SunnComm", for $304,581 of debt incurred for cash advances and administrative and overhead expenses charged to the Company and to approve the issuance of 64,000,000 restricted common shares valued by the Company at $.03 per share for a total consideration of $1,920,000 to SunnComm and the assumption of a $108,860 outstanding debt due to a consultant for an Exclusive Marketing Agreement with its commercial copy protection technology on CD's and all of its continuing upgrades. The Agreement provides the Company with 40% of the revenues derived from all existing licensing agreements held by SunnComm for the technology and requires Quiet Tiger to advance $138,000 a month against future royalties and an additional $12,000 for services being provided by SunnComm. The first such payment was made on March 31, 2004. Once annual gross revenues of $3,600,000 are achieved, the Company will receive 50% of all revenues derived from licensing agreements. The Exclusive Marketing Agreement gives the Company the exclusive marketing rights for SunnComm's optical media enhancement and control technologies. Under the terms of the Exclusive Marketing Agreement, the Company must pay for all of its sales and marketing costs and SunnComm must pay for all of its development and upgrade costs. SunnComm also agreed to indemnify the Company against consumer complaints and product related litigation.

During the year ended December 31, 2004, the Company paid $18,000 a month for ten months to SunnComm International, Inc. for administrative and accounting services. The agreement with SunnComm International, Inc. is on a month to month basis.


NOTE 11 - SEGMENT REPORTING

During 2002 and 2003, there were no operating expenses attributable to the enhancement or marketing of the Company's Intellectual Property. At December 31, 2003, the Company impaired all of its MediaCloQ technology for $674,629 due to the determination that it could not be sold due to its inability to work on all DVD players.

During 2003, the Company reduced the net realizable sales value on its floppy disk equipment to $100,000 and subsequently fully impaired the equipment during 2004. The Company is attempting to sell the disk manufacturing equipment and has discontinued its operation. Expenses incurred directly related to the overhead expenses of its disk manufacturing segment were $6,600 and $6,480 for the years ended December 31, 2003 and 2004.


NOTE 12 - FINANCIAL INSTRUMENTS

FAIR VALUE

The fair values of cash, accounts receivable, accounts payable and short-term debt approximate their carrying values due to the short-term nature of these financial instruments.

CONCENTRATION OF CREDIT RISK

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash. The Company maintains cash accounts at two financial institutions. The Company periodically evaluates the credit worthiness of financial institutions, and maintains cash accounts only in large high quality financial institutions, thereby minimizing exposure for deposits in excess of federally insured amounts.

NOTE 13 - SUBSEQUENT EVENTS

On March 2, 2005, the Company electronically filed a definitive information statement on Schedule 14C with the Securities and Exchange Commission about a majority of the shareholders approving the changing of the Company's name to MediaMax Technology Corporation.

On February 23, 2005, Quiet Tiger reached an agreement with Top Hits Entertainment and Mediaport Entertainment to include MediaMax content protection and enhancement technology within specialized unmanned music vending machines to be installed in retail locations throughout the U.S. The partnership will provide customers with an extensive content choice via an unmanned, automated point-of-sale kiosk. The patent pending process allows music buyers to purchase full-length music CDs, create their own labeled compilation CDs or download entire albums or specific tracks to a portable music player.

The partners are in the final stages of approval for pilot programs with major retail organizations. The Company anticipates implementation of these programs during 2005.

PART III - INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers.

The corporation shall, to the fullest extent permitted by Nevada law as in effect from time to time, indemnify any person against all liability and expense (including attorneys' fees) incurred by reason of the fact that he is or was a director or officer of the corporation or, while serving as a director or officer of the corporation, he is or was serving at the request of the corporation as a director or officer, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of, another corporation, partnership, joint venture, trust, association, or other entity. Expenses (including attorneys' fees) incurred in defending an action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding to the fullest extent and under the circumstances permitted by Nevada law. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the corporation against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the corporation would have the power to indemnify against such liability. The indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any bylaws, agreement, vote of stockholders or disinterested directors, or otherwise, and shall inure to the benefit of their heirs, executors and administrators. The indemnification provisions shall not be deemed to preclude the corporation from indemnifying other persons from similar or other expenses and liabilities as the Board of Directors or the stockholders may determine in a specific instance or by resolution of general application.


                  Other Expenses of Issuance and Distribution.

Expenses incurred or (expected) relating to this Registration Statement and distribution are as follows: The amounts set forth are estimates except for the SEC registration fee:
                                                  Amount
                                              --------------
 Legal fees and expenses                       $  20,000.00
 Accountants' fees and expenses                $   2,500.00
 Transfer agent fees                           $     100.00
 SEC registration fee and miscellaneous        $   2,000.00
                                             --------------
       Total                                   $  24,600.00

The Registrant will bear all of the expenses shown above.

RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is information regarding the issuance and sales of our securities without registration for the past three (3) years from the date of this Registration Statement. No such sales involved the use of an underwriter, no advertising or public solicitation were involved, the securities bear a restrictive legend and no commissions were paid in connection with the sale of any securities.

All share issuances prior to December 31, 2004 have been incorporated by reference. Subsequent to December 31, 2004 there have been no shares issued without registration.

EXHIBITS

The following exhibits are filed as part of this Registration Statement:

    Exhibit                   Description
--------------------------------------------------------------------------------

3.1 (1)Restated Articles of Incorporation of Eastern Star Mining, Inc.,changing its authorized common stock to 95,000,000 and authorized preferred stock to 5,000,000 as filed with the Nevada Secretary of State February 7, 1997.

3.1 (1) Certificate of Amendment of Articles of Incorporation of Eastern Star Mining, Inc., effecting a ten-into-one reverse stock split as filed with the Nevada Secretary of State May 19, 1997.

3.1 (1) Certificate of Amendment of Articles of Incorporation of Eastern Star Mining, Inc., changing its name to Eastern Star Holdings, Inc. as filed with the Nevada Secretary of State May 28, 1997.

3.1 (1) Certificate of Amendment of Articles of Incorporation of Eastern Star Holdings, Inc. changing its name to Fan Energy, Inc., as filed with the Nevada Secretary of State December 10, 1997.

3.1  (2)  Certificate  of  Amendment  of  Articles  of   Incorporation   of  Fan
     Energy,Inc., as filed with the Nevada Secretary of State December 27, 2001 reducing the authorized common shares to 6,333,334.

3.1  (3)  Certificate  of  Amendment  of  Articles  of   Incorporation   of  Fan
     Energy,Inc., as filed with the Nevada Secretary of State May 10, 2002 reducing the authorized common shares to 2,349,600.

3.1  (4)  Certificate  of  Amendment  of  Articles  of   Incorporation   of  Fan
     Energy,Inc., as filed with the Nevada Secretary of State June 28, 2002 increasing the authorized common shares to 59,256,573.

3.1 (5) Certificate of Amendment of Articles of Incorporation of Fan Energy,Inc., as filed with the Nevada Secretary of State February 18, 2003 Changing the name to Quiet Tiger, Inc. and increasing the authorized common shares to 350,000,000 and increasing the authorized preferred shares to 50,000,000.

3.2  (1) Bylaws of Registrant adopted December 31, 1997.


3.3 Certificate of Amendment of Articles of Incorporation of Quiet Tiger, Inc. as filed with the Nevada Secretary of State March 23, 2005 changing the name to MediaMax Technology Corporation.


5.1  Legal Opinion and Consent of Counsel.

10.1 (1) 1997 Incentive and Nonstatutory Stock Option Plan.

10.2 (1) 2003 Incentive Stock Option Plan.

10.3 (7) Memorandum of Understanding with DarkNoise Technologies Limited.

10.4 (6) Exclusive Marketing Agreement with SunnComm International Inc.

10.5 (7) Lease Agreement with COFCO Investment Company, L.L.C.

10.6 (7) Year 2004 Employees and Consultants Stock Compensation Plan.

    Exhibit                   Description
--------------------------------------------------------------------------------
21.1 Subsidiary of the Registrant on Exhibit 21.1 on Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.

23.1 (7) Consent of Semple & Cooper, LLP, Certified Public Accountants

23.2 (7) Consent of James C. Marshall, CPA, P.C., Independent Public Accountants


23.3 Consent of Semple & Cooper, LLP, Certified Public Accountants



99.1 Listing of all SunnComm International Inc. shareholders of record at September 30, 2004 that received a total of 23,879,049 Mediamax Technology Corporation common shares.

(1) Incorporated by reference to Registration Statement No. 33-64448 on Form SB-2, which became effective May 14, 1998.

(2) Incorporated by reference to our Current Report on Form 8-K filed with the Commission on December 24, 2001.

(3) Incorporated by reference to our Current Report on Form 8-K filed with the Commission on May 10, 2002.

(4) Incorporated by reference to our Current Report on Form 8-K filed with the Commission on July 3, 2002.

(5) Incorporated by reference to our Current Report on Form 8-K filed with the Commission on April 24, 2003.

(6) Incorporated by reference to our Current Report on Form 8-K filed with the Commission on March 12, 2004 on issuance of restricted common shares and assumption of debt for an Exclusive Marketing Agreement with SunnComm International Inc.

(7) Incorporated by reference to our SB-2 filed with the Commission on July 13, 2004.


(8) Incorporated by reference to Definitive Information Statement on Form 14C filed on March 2, 2005 regarding shareholder approval on change of name to MediaMax Technology Corporation.


(9) Incorporated by reference to our Current Report on Form 8-K filed with the Commission on March 21, 2005 on acquisition of technology from DarkNoise Technologies, Ltd.

(10) Incorporated by reference to Definitive Information Statement on Form 14a filed with the Commission on March 30, 2005 on Stockholder Meeting called for April 29, 2005.

(11) Incorporated by reference to our Current Report on Form 8-K filed with the Commission on March 30, 2005 on non-binding letter of intent to acquire all the outstanding common shares of SunnComm International, Inc.

     UNDERTAKINGS

         The undersigned registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is being registered) any deviation from the high or low end of the estimated maximum range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (c) To include any additional or changed material information on the plan of distribution.

2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

3) File a post-effective amendment to remove from registration any of the securities being registered, which remain unsold at the end of the offering.


4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling MediaMax Technology Corporation, pursuant to provisions of the State of Nevada or otherwise, MediaMax Technology Corporation has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.


In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, Arizona, United States of America.


Date:  April 7, 2005     /s/ William H. Whitmore, Jr.
                         -----------------------------------------------------
                             William H. Whitmore, Jr., Chief Executive Officer


Date:  April 7, 2005     /s/ Albert Golusin
                         -----------------------------------------------------
                             Albert Golusin, Chief Financial Officer
                               and Secretary


Date:  April 7, 2005     /s/ Wade P. Carrigan
                         -----------------------------------------------------
                             Wade P. Carrigan, Director